As filed with the Securities and Exchange Commission on April 16, 2007

Registration No. [                    ]

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HEADWATERS INCORPORATED

(Exact Name of registrant as Specified in Its Charter)

Delaware	87-0547337
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Headwaters Incorporated

10653 South River Front Parkway, Suite 300

South Jordan, UT 84095

(801) 984-9400

(Address, Including Zip Code, and Telephone Number, Including Area Code, of registrant’s Principal Executive Offices)

Kirk A. Benson

Chief Executive Officer and Chairman of the Board of Directors

Headwaters Incorporated

10653 South River Front Parkway, Suite 300

South Jordan, UT 84095

(801) 984-9400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copy to:

Linda C. Williams, Esq.

Pillsbury Winthrop Shaw Pittman LLP

50 Fremont Street

San Francisco, CA 94105

Telephone: (415) 983-1000

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective, as determined by market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment filed pursuant to General Instruction I.D. to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (1)
2.50% Convertible Subordinated Notes due 2014 (2)	$160,000,000	100%	$160,000,000	$4,912
Common Stock, par value $.001 per share	(1)	(1)	(1)	(1)

(1)	Includes up to 5,427,777 shares (plus such indeterminate number of shares of common stock as may be issued pursuant to anti-dilution and similar adjustments) issuable upon conversion of the 2.50% Convertible Senior Subordinated Notes due 2014 registered hereby, which shares are not subject to an additional fee pursuant to Rule 457(i) under the Securities Act.
(2)	Estimated pursuant to Rule 457 of the Securities Act solely for the purpose of calculating the registration fee.

PROSPECTUS

$160,000,000

Headwaters Incorporated

2.50% Convertible Senior Subordinated Notes due 2014

and Shares of Common Stock Issuable upon Conversion of the Notes

Headwaters Incorporated issued 2.50% Convertible Senior Subordinated Notes Due 2014 (“the notes”) in a private placement in January 2007. This prospectus will be used by selling securityholders to resell their notes and shares of common stock issuable upon conversion of their notes.

The notes are due on February 1, 2014. We will pay interest on the notes on February 1 and August 1 of each year, beginning August 1, 2007.

Holders may convert their notes at their option prior to the close of business on the business day immediately preceding December 1, 2013 only under the following circumstances: (1) during any fiscal quarter commencing after March 31, 2007, if the last reported sale price of the common stock for at least 20 trading days during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day; (2) during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the trading price per note for each day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such day; or (3) upon the occurrence of specified corporate events. On and after December 1, 2013 until the close of business on the third business day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances. Upon conversion, we will pay cash up to the principal amount of notes converted and deliver shares of our common stock to the extent the daily conversion value exceeds the proportionate principal amount based on a 20 trading-day observation period.

The conversion rate will be 33.9236 shares of our common stock per $1,000 principal amount of notes, equivalent to a conversion price of approximately $29.48 per share of common stock. The conversion rate will be subject to adjustment in some events but will not be adjusted for accrued interest. In addition, following certain corporate transactions that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate transaction in certain circumstances.

We may not redeem the notes. If we undergo a fundamental change, holders may require us to purchase the notes in whole or in part for cash at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the purchase date.

The notes will be our direct, senior subordinated, unsecured obligations and will rank equally with all our existing and future senior subordinated debt, senior to all our existing and future subordinated debt and junior to all our existing and future senior debt. The notes will be structurally junior to the liabilities of our subsidiaries.

For a more detailed description of the notes, see “Description of notes” beginning on page 33.

Our common stock is traded on the New York Stock Exchange under the symbol “HW.” The last reported sale price of our common stock on the New York Stock Exchange on April 13, 2007 was $21.81 per share.

Investing in the notes or our common stock involves a high degree of risk. You should carefully read and consider the “Risk factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 16, 2007

TA BLE OF CONTENTS

We have not authorized anyone to provide you with information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. The selling securityholders are offering to sell, and seeking offers to buy, only the notes and shares of common stock covered by this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of the notes or shares.

As used in this prospectus, “Headwaters,” “combined company,” “we,” “our” and “us” refer to Headwaters Incorporated and its consolidated subsidiaries, including Headwaters Energy Services, Inc. and its subsidiaries and affiliates, Headwaters Resources, Inc. and its subsidiaries, Headwaters Construction Materials, Inc. and its subsidiaries and affiliates, including Eldorado Stone LLC and Tapco Holdings, Inc., and Headwaters Technology Innovation Group, Inc. and its subsidiaries and affiliates, unless the context otherwise requires. As used in this prospectus, “HAE” refers to the Headwaters alternative energy segment, “HRI” refers to Headwaters Resources, Inc. and its consolidated subsidiaries, “HCM” refers to Headwaters Construction Materials, Inc., together with its consolidated subsidiaries and affiliates, including “Eldorado,” which refers to HCM Stone, LLC and Eldorado Stone LLC and all of their subsidiaries and “Tapco,” which refers to Tapco Holdings, Inc. and its subsidiaries, and “HTI,” which refers to Headwaters Technology Innovation Group, Inc., together with its consolidated subsidiaries and affiliates; in each case unless the context otherwise requires.

Summary

This summary contains basic information about our business. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and our consolidated financial statements and the related notes incorporated in this prospectus by reference, before making an investment decision.

Headwaters’ business

Headwaters Incorporated (“Headwaters”) is a diversified company providing products, technologies and services in two industries: construction materials, including coal combustion products, and alternative energy. We use technology to differentiate ourselves from competitors and to create value in our businesses.

In the construction materials sector, we design, manufacture, and sell architectural stone and resin-based exterior siding accessories (such as shutters, mounting blocks, and vents) and related products. We believe that we have a leading market position in our principal construction materials businesses. Headwaters is also a nationwide leader in the management and marketing of coal combustion products (“CCPs”), including fly ash used as a substitute for portland cement. We believe we are uniquely positioned to manufacture an array of construction materials that use fly ash, such as block, stucco, and mortar. Revenue from our construction materials and coal combustion products businesses are diversified geographically and also by market, including the new construction, remodeling and home improvement markets.

In the alternative energy sector, we are focused on reducing waste and increasing the value of energy feedstocks, primarily in the areas of low-value coal and oil. In coal, we own and operate two coal reclamation facilities that remove rock, dirt, and other impurities from discarded coal, resulting in higher-value, marketable coal. We also license technology and sell reagents to the coal-based solid alternative fuel industry. In oil, we believe that our heavy oil upgrading technology represents a substantial improvement over current refining technologies. Headwaters’ heavy oil upgrading process uses a liquid catalyst precursor to generate a highly active molecular catalyst to convert residual oil feedstocks into higher-value distillates that can be refined into gasoline, diesel and other products. In addition, we are constructing our first ethanol plant and proceeding with the commercialization of multiple catalyst technologies.

The notes

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes. As used in this section, “we,” “our,” “us,” and “Headwaters” refers to Headwaters Incorporated and not to its consolidated subsidiaries.

Issuer	Headwaters Incorporated, a Delaware corporation.

Selling Securityholders	The securities to be offered and sold using this prospectus will be offered and sold by the selling securityholders named in this prospectus or in any supplement to this prospectus. See “Selling securityholders.”

Securities	$160,000,000 principal amount of 2.50% Convertible Senior Subordinated Notes due 2014.

Maturity	February 1, 2014, unless earlier repurchased or converted.

Interest	2.50% per year. Interest began accruing from January 22, 2007 and will be payable semiannually in arrears on February 1 and August 1 of each year, beginning August 1, 2007. We will pay additional interest, if any, under the circumstances described under “Description of notes – Registration rights.”

Conversion rights

Holders may convert their notes prior to the close of business on the business day immediately preceding December 1, 2013, in multiples of $1,000 principal amount, at the option of the holder only under the following circumstances:

•        during any fiscal quarter commencing after March 31, 2007, if the last reported sale price of the common stock for at least 20 trading days during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day;

•        during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the trading price per note for each day of such measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such day; or

• upon the occurrence of specified corporate transactions described under “Description of notes-Conversion rights.”

On and after December 1, 2013 to (and including) the close of business on the third business day immediately preceding the maturity date, holders may convert their notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.

The conversion rate for the notes is 33.9236 shares per $1,000 principal amount of notes (equal to a conversion price of approximately $29.48 per share), subject to adjustment as described in this offering memorandum.

Upon conversion, we will pay cash up to the principal amount of the notes converted and shares of our common stock to the extent the daily conversion value (as described herein) exceeds the proportionate principal amount, based on a 20 trading-day observation period. See “Description of notes-Conversion rights-Payment upon conversion.”

In addition, following certain corporate transactions that occur prior to maturity, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate transaction upon conversion in certain circumstances as described under “Description of notes-Conversion rights-Adjustment to shares delivered upon conversion upon certain fundamental changes.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest and additional interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by the cash and shares, if any, of common stock issued to you upon conversion.

See “Description of notes-Conversion rights” for a detailed description of conversion rights, including examples of the calculation of payment upon conversion.

Fundamental change	If we undergo a “fundamental change” (as defined in this offering memorandum under “Description of notes-Fundamental change permits holders to require us to purchase notes”), subject to certain conditions, you will have the option to require us to purchase all or any portion of your notes for cash. The fundamental change purchase price will be 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including any additional interest, to but excluding the fundamental change purchase date.

Ranking	The notes will be our direct, senior subordinated, unsecured obligations and will rank equally in right of payment with all our existing and future unsecured senior subordinated debt, senior in right of payment to all our existing and future subordinated debt and junior to all our existing and future senior debt. The indenture does not limit the amount of debt that we or our subsidiaries may incur. The notes will effectively rank junior to any of our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness. The notes are structurally junior to all liabilities, including trade payables, of our subsidiaries.

At December 31, 2006, we and our subsidiaries had $415.3 million of long-term debt on a consolidated basis which would rank senior to the notes, all of which related to borrowings under our senior secured credit facility.

Registration rights	Pursuant to a registration rights agreement that we entered into with the initial purchasers, we have filed a shelf registration statement under the Securities Act, of which this prospectus is a part, relating to the resale of the notes and the common stock issuable upon conversion thereof.

No proceeds	We will not receive any proceeds from the sale by any selling securityholder of the notes or our common stock issuable upon conversion of the notes.

Book-entry form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Trading	The notes will not be listed on any securities exchange or included in any automated quotation system. However, the notes that were issued in the private placement are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages Market, commonly referred to as the PORTAL Market. The notes sold using this prospectus, however, will no longer be eligible for trading in the PORTAL Market.

U.S. federal income tax consequences	For the material U.S. federal income tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our common stock, see “Material U.S. federal income tax considerations.”

Convertible note hedge and warrant transactions	We have entered into a convertible note hedge transaction with JPMorgan Chase Bank, National Association, London Branch, an affiliate of J.P. Morgan Securities Inc. We also have entered into a warrant transaction with JPMorgan Chase Bank. The convertible note hedge transaction is expected to reduce the potential dilution upon conversion of the notes.

In connection with hedging these transactions, JPMorgan Chase Bank or its affiliates:

• entered into various derivative transactions with respect to our common stock concurrently with or shortly after the pricing of the notes; and

•        may enter into or may unwind various derivatives and/or purchase or sell our common stock in secondary market transactions following the pricing of the notes (and are likely to do so during any observation period related to a conversion of the notes).

These activities could have the effect of increasing or preventing a decline in the price of our common stock.

In addition, JPMorgan Chase Bank or its affiliates may unwind various derivatives and/or sell our common stock in secondary market transactions prior to maturity of the notes (and are likely to do so during any observation period related to a conversion of notes), which could adversely impact the price of our common stock.

For a discussion of the impact of any market or other activity by JPMorgan Chase Bank or its affiliates in connection with these convertible note hedge and warrant transactions, see “Risk factors-Risks related to the notes-The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.”

New York Stock Exchange symbol for our common stock	Our common stock is quoted on the New York Stock Exchange under the symbol “HW.”

Trustee, paying agent and conversion agent	Wells Fargo Bank, National Association

Risk Factors

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks relating to our business

Section 45K (formerly Section 29) of the Internal Revenue Code (“Section 45K”) tax credits are subject to phase-out if the unregulated average annual oil price reaches the IRS established phase-out range.

Tax credits claimed by an alternative fuel facility owner are reduced prior to their scheduled expiration on December 31, 2007 if the “reference price” of oil exceeds the lower end of a phase-out range, and are eliminated entirely if the reference price exceeds the higher end of that range, with the beginning and end of the range being adjusted annually for inflation. The reference price of oil is defined as the U.S. Energy Information Agency’s estimate of the annual average wellhead price per barrel for all domestic crude oil not subject to regulation by the United States. In April of each year, the IRS announces the reference price and inflation adjustment factor for the prior calendar year.

In April 2007, the IRS announced that the reference price and inflation adjustment factor for 2006 were $59.68 and 2.3429, respectively, and that, accordingly, the credit for qualified fuel sold in 2006 was reduced by $2.31 from what it would have been absent the phase-out. The $2.31 represents a phase-out of the credit of approximately 32.9%. If the Section 45K tax credits are phased out in whole or in material part, the amounts and timing of recognition of our revenue, net income and cash flow will be severely affected.

The rising price of oil has had a significant impact on the decisions of facility owners concerning alternative fuel production beginning with the first quarter of calendar year 2006. We and our licensees and customers closely watch oil price trends and will continue to consider whether or not to operate facilities depending upon their respective views of future oil prices. Some facility owners have attempted to protect their positions by purchasing oil futures hedges and have requested that we share the cost of such hedges, while others have considered these actions too risky and expensive, and have elected to simply curtail or eliminate production based upon an assessment that high oil prices indicate phase-out likelihood. In 2006, many of our licensees and reagent customers temporarily idled production at their alternative fuel facilities during the peak months of oil prices, severely adversely affecting our revenues from license fees and reagent sales for the year. During 2007, licensees and reagent customers will continue to evaluate their particular circumstances in light of volatile oil prices and anticipated phase-out of credits. We must also make assessments with respect to the continued operation of our own synthetic fuel production facilities. Our effective tax rate for 2006 was increased because of our decision to temporarily stop production at our own facilities. Additionally, because we believed that the 2006 reference price would be within the phase-out range, the effective tax rate was further increased as a result of the estimated phase-out percentage. Any decision to stop operation of our own synthetic fuel production facilities during 2007 will increase our tax rate for the year. Any decision by us or our licensees or customers to curtail or eliminate production during 2007 will severely affect profitability and cash flow, including the timing of recognition of revenue.

A significant increase in the price of petrochemical feedstocks used to make latex materials which are in turn used in the production of Headwaters Alternative Energy (“HAE”) reagents that cannot be passed on to customers could have a significant adverse effect on net income. Further, HAE depends upon a single supplier for the production of reagents, the interruption of which would materially disrupt HAE’s ability to supply products to its customers, resulting in lost revenues and the potential loss of customers.

HAE reagents, which provide a majority of HAE’s revenues, are manufactured from latex by a single supplier, Dow Reichhold LLC. The price of latex is primarily a function of manufacturing capacity, demand and the prices of petrochemical feedstocks, crude oil and natural gas liquids. Historically, the market price of latex has fluctuated, and significantly increased in 2006. Some contracts allow cost pass through. Further significant increases in the price of latex that cannot be passed on to customers could have a significant adverse effect on our net income. HAE does not inventory reagents for sale to customers and alternative sources meeting HAE’s requirements would be difficult to arrange. Therefore, HAE’s ability to provide reagents to its customers could be materially disrupted if the supply of reagents or feedstock latex materials were interrupted for any reason. Such an interruption and the resulting inability to supply HAE’s customers with reagents could adversely impact HAE’s revenues and potentially our relationships with HAE’s customers.

If the tax credits under Section 45K of the Internal Revenue Code are repealed or adversely modified, HAE’s profitability will be severely affected.

HAE’s license fees and revenues from sales of chemical reagents depend on the ability of our licensees and customers to manufacture and sell qualified alternative fuels that generate tax credits. By law, Section 45K tax credits are not available for alternative fuel sold after December 31, 2007. In addition, there have been initiatives by the Congress from time to time to consider the early repeal or modification of Section 45K, including a bill introduced as recently as January 2007, and there may be additional initiatives introduced in Congress in 2007. If Section 45K expires at the end of 2007 or if it is repealed or adversely modified prior to expiration, alternative fuel facilities would probably either close or substantially curtail production. Given current prices of coal and costs of alternative fuel production, we do not believe that production of alternative fuel will be profitable absent the tax credits. In addition, if our licensees close their facilities or materially reduce production activities (whether after 2007, upon earlier repeal or adverse modification of Section 45K or for any other reason such as the potential phase-out of tax credits described above), it would have a material adverse effect on the recognition and timing of our revenues and net income.

If our licensees’ demand for Section 45K tax credits decreases, HAE’S revenues will decrease.

HAE’s business depends upon the ability of our licensees and chemical reagent customers to utilize Section 45K tax credits because payments under our contracts are ultimately based on our customers’ production of alternative fuels. Their ability to utilize tax credits depends upon their taxable income. A decline in the profitability of our licensees could reduce their ability to utilize tax credits, and, in turn, could lead to a reduction in the production of alternative fuel at their facilities. Such licensees could sell their facilities to a taxpayer with more capacity to utilize the tax credits, but any such transfer could result in short-term or long-term disruption of operations, and therefore adversely affect our revenues and net income. As discussed in the first Risk Factor above, in 2006 many of our customers temporarily idled production at their alternative fuel facilities, with the result that our license fees and reagent sales have been materially adversely affected.

IRS reviews under Section 45K may adversely affect our licensees’ production of alternative fuel and therefore may adversely affect HAE’s profitability.

The issuance of private letter rulings (“PLRs”) under Section 45K by the IRS is important to the willingness of the owners of alternative fuel facilities to operate, and to their ability to transfer ownership, of those facilities. Any issued PLRs may be modified or revoked by the IRS.

The IRS has suspended the issuance of PLRs to alternative fuel facility owners several times in the past, including most recently in 2003, and the IRS may suspend the issuance of PLRs in the future. In 2003, following an IRS announcement that it would suspend issuance of PLRs because it questioned the scientific validity of procedures and tests performed by alternative fuel facility operators to determine that the fuel satisfied the requirements of Section 45K, certain of our licensees reduced or ceased production, which resulted in a material adverse impact on our revenue and net income. While the IRS later indicated it would resume the issuance of PLRs, it has continued to express concerns regarding the sampling and data/record retention practices prevalent in the alternative fuels industry and subsequent PLRs have required taxpayers (i) to maintain sampling and quality control procedures that conform to the American Society for Testing and Materials or other appropriate industry guidelines at the alternative fuel facilities, (ii) to obtain regular reports from independent laboratories that have analyzed the fuel produced in such facilities to verify that the coal used to produce the fuel undergoes a significant chemical change and (iii) to maintain records and data underlying the reports that taxpayers obtain from independent laboratories including raw Fourier Transform InfraRed (“FTIR”) data and processed FTIR data sufficient to document the selection of absorption peaks and integration points. The expression of IRS concern regarding current practices in the industry may adversely affect the willingness of buyers to engage in transactions or the willingness of current owners to operate their facilities. If current owners are unable to sell their facilities or are unwilling to operate them, production will not be maximized, thereby materially decreasing our revenues and net income. We cannot predict whether the IRS may conduct reviews or investigations of Section 45K tax credits in the future, or whether the outcome of IRS audits involving licensees would be favorable.

Senate investigation of Section 45K tax credits may adversely affect production by our licensees and decrease the profitability of HAE.

On October 30, 2003, the Permanent Subcommittee on Investigations of the Government Affairs Committee of the United States Senate (the “Subcommittee”) issued a notification of pending investigations. The notification listed, among others, the alternative fuel tax credit as a new item to be reviewed. If the pending investigation or any future Congressional action results in findings or announcements negative to the industry, it may adversely affect the willingness of buyers to engage in transactions to purchase alternative fuel facilities or the willingness of current owners to operate their facilities, which would have a direct, negative impact on our revenues and net income.

In February 2006, the Subcommittee described its investigation as follows:

The Subcommittee is continuing its investigation [of] tax credits claimed under Section 29 [now Section 45K] of the Internal Revenue Code for the sale of coal-based synthetic fuels. This investigation is examining the utilization of these tax credits, the nature of the technologies and fuels created, the use of these fuels, and others [sic] aspects of Section 29. The investigation will also address the IRS’ administration of Section 29 tax credits.

The Subcommittee conducted numerous interviews and received large volumes of data between December 2003 and March 2004. Since that time, to our knowledge, there has been little activity regarding the investigation.

If the IRS challenges or disallows Section 45K tax credits claimed by our licensees, HAE’s profitability may decrease because future production by these licensees may decrease.

Licensees are subject to audit by the IRS. The IRS may challenge whether HAE’s licensees satisfy the requirements of Section 45K, or applicable PLRs, including placed-in-service requirements, or may attempt to disallow Section 45K tax credits for some other reason. The IRS has initiated audits of certain licensee-taxpayers who claimed Section 45K tax credits, and the outcome of any such audit is uncertain. In the event that tax credits are disallowed, licensees may seek recovery from HAE for operational or other reasons, although we believe there would be no basis for such claims. The inability of a licensee to claim Section 45K tax credits also would reduce our future revenue from such licensee. In addition, IRS audit activity may have adversely affected the willingness of buyers to engage in transactions to purchase alternative fuel facilities or the willingness of current owners to operate their facilities. If current owners are unable to sell their facilities or are unwilling to operate them at full capacity, production will not be maximized, which could have a significant negative effect on our revenues and net income.

If our licensees’ demand for Section 45K tax credits is adversely influenced by negative publicity involving the industry or transactions principally motivated by the reduction of taxes, HAE’s profitability will decrease.

There has been public scrutiny of Section 45K by the media and policymakers. Outside the Section 45K context, there has been public scrutiny of transactions motivated principally by the reduction of federal income taxes. Our licensees could determine that the risk of negative publicity or public scrutiny associated with the Section 45K tax credits exceeds the financial benefits from the utilization of the credits. Such licensees may seek to mitigate or eliminate such risk by reducing or ceasing production of alternative fuel or disposing of their facilities, resulting in short-term or long-term disruption of operations, in which case our revenues and profitability would decrease.

HAE’s revenues are derived from a small number of licensees and customers; therefore, any short-term or long-term decisions by one or a small number of such licensees and customers to decrease or halt production would cause our profitability to decrease.

HAE has 28 licensed facilities using its coal-based synthetic fuel technologies. In addition, HAE sells reagents used at approximately 35 facilities owned by our licensees and other customers. License fees and reagent sales accounted for approximately 19% of our total revenues in the fiscal year ended September 30, 2006 and a higher percentage of our net income. Under law, facilities must have been placed into service prior to July 1, 1998 to be eligible for Section 45K tax credits, so HAE’s business primarily depends on existing licensees and chemical reagent customers. If any of HAE’s significant licensees or chemical reagent customers shuts down its facilities, operates its facilities at low production levels or sells its facilities resulting in short-term or long-term disruption of operations, our revenues and net income could be materially adversely affected. HAE’s licensees must address all operational issues including, but not limited to, feedstock availability, cost, moisture content, British thermal unit (“Btu”) content, correct chemical reagent formulation and application, operability of equipment, product durability and overall costs of operations. In some cases, licensees may be forced to relocate plants and enter into new strategic contracts to address marketing and operational issues. Licensee plant relocations disrupt production and delay generation of license fees paid to us. As discussed in the first Risk Factor above, in 2006 most of our customers temporarily idled production at their alternative fuel facilities, with the result that our license fees and reagent sales were materially adversely affected.

If portland cement or competing replacement products are available at lower prices than fly ash, our sales of fly ash as a replacement for portland cement in concrete products could suffer, causing a decline in HRI’s revenues and net income.

An estimated 73% of HRI’s revenues for the fiscal year ended September 30, 2006 were derived from the sale of fly ash as a replacement for portland cement in concrete products. At times, there may be an overcapacity of cement in regional markets, causing potential price decreases. The markets for HRI’s products are regional, in part because of the costs of transporting CCP, and HRI’s business is affected by the availability and cost of competing products in the specific regions where it conducts business. If competing products become available at prices equal to or less than fly ash, HRI’s revenues and net income could decrease.

Because demand for construction products manufactured and sold by us are affected by fluctuations in weather and construction cycles, our revenues and net income could decrease significantly as a result of unexpected or severe weather or slowdowns in the construction industry.

We manufacture, manage and market products for the construction sector. Sales of some of our construction products are generally keyed to construction market demands that tend to follow national trends in construction with predictable increases during temperate seasons and decreases during periods of severe weather. Our construction products sales have historically reflected these seasonal trends, with the largest percentage of total annual revenues being realized in the quarters ended June 30 and September 30. Low seasonal demand normally results in reduced shipments and revenues in the quarters ended December 31 and March 31.

The supply into the construction sector is cyclical because of its dependence on residential and commercial construction and highway construction, including infrastructure repair, and is also affected by changes in general and local economic conditions. State construction budgets are affected adversely by economic downturns. Our sales could significantly decrease as a result of a downturn in the economy in one or more markets that it serves.

If the EPA were to reclassify CCPs as a hazardous waste, our ability to sell or dispose of fly ash or other CCPs could suffer. Even if not reclassified, the EPA is expected to impose rules increasing the cost of the disposal of CCPs. Either event could cause a decline in HRI’s revenues and net income.

Fossil fuel combustion wastes have been excluded from regulation as “hazardous wastes” under subtitle C of the Resource Conservation and Recovery Act (“RCRA”). However, CCPs may contain small concentrations of metals or other substances that are hazardous. From time to time the EPA reviews the classification of CCPs and may at some time in the future conclude that CCPs should be included as a hazardous waste under subtitle C of RCRA. Under its CCP management contracts with electric utilities, HRI is obligated to sell or otherwise dispose of CCPs produced by power plants, and if classified as a hazardous waste, HRI may have limited or much more expensive options for selling or disposing of CCPs.

EPA has determined that national regulations under subtitle D of the Resource Conservation and Recovery Act dealing with state and regional solid waste plans are warranted for coal combustion byproducts disposed of in landfills or surface impoundments, or used to fill surface or underground mines. The EPA is planning to publish proposed rules for CCPs generated by commercial electric power producers in May 2007 and for management of CCPs at mine facilities in October 2008 which will address, among other things, state and regional solid waste plans for CCPs disposed of in landfills or surface impoundments, or used to fill surface or underground mines. HRI manages a number of landfill and pond operations that may be affected by EPA’s planned regulations. We believe that in most of these operations the permitting is contractually retained by the client and the client would be liable for any costs associated with new permitting requirements. However, the effect of such regulations on HRI cannot be completely ascertained at this time.

If HRI’s coal-fueled electric utility industry suppliers fail to provide HRI with high-value CCPs on a timely basis, HRI’s costs could increase and our growth could be hindered.

HRI relies on the production of CCPs by coal-fueled electric utilities. HRI has occasionally experienced delays and other problems in obtaining high-value CCPs from its suppliers and may in the future be unable to obtain high-value CCPs on the scale and within the time frames required by HRI to meet its customers’ needs. If HRI is unable to obtain CCPs or if it experiences a delay in the delivery of high-value or quality CCPs, HRI may be forced to incur significant unanticipated expenses to secure alternative sources or to otherwise maintain supply to its customers. Moreover, its revenues could be adversely affected if these customers choose to find alternatives to HRI’s products.

Because the markets for our construction materials products are heavily dependent on the residential construction and remodeling market, our revenues could decrease as a result of events outside our control that impact home construction and home improvement activity.

With rising interest rates, there has been a slowing in 2006 of new housing starts and in home sales generally. While our construction materials business relies upon the home improvement and remodeling markets as well as new construction, we have experienced a slow down in sales activity in 2006. If interest rates continue to rise and affect customers’ desire or ability to engage in construction or remodeling, or if there is a limit on availability of credit for homeowners which results in a continued slowdown in new construction or remodeling and repair activities, our revenues could be materially adversely affected.

The construction markets are seasonal. The majority of our construction materials sales are in the residential construction market, which tends to slow down in the winter months. If there is more severe weather than normal, or other events outside of our control, there may be a negative effect on our revenues if we are not able to increase market share.

A significant increase in the price of materials used in the production of our construction materials products that cannot be passed on to customers could have a significant adverse effect on our net income. Furthermore, we depend upon limited sources for certain key production materials, the interruption of which would materially disrupt our ability to manufacture and supply products, resulting in lost revenues and the potential loss of customers.

Eldorado’s architectural stone manufacturing processes require key production materials including cement, oxides, packaging materials, and certain types of rubber-based products. The suppliers of these materials to Eldorado may experience capacity or supply constraints in meeting market demand that limit Eldorado’s ability to obtain needed production materials on a timely basis or at expected prices. Eldorado has no long-term contracts with suppliers. Eldorado does not currently maintain large inventories of production materials and alternative sources meeting Eldorado’s requirements could be difficult to arrange in the short term. A significant increase in the price of these materials that cannot be passed on to customers could have a significant adverse effect on our net income. Additionally, Eldorado’s manufacturing and ability to provide products to its customers could be materially disrupted if this supply of materials was interrupted for any reason. Such an interruption and the resulting inability to supply Eldorado’s customers with products could adversely impact Eldorado’s revenues and our relationships with Eldorado’s customers.

Certain of Tapco’s products, which provide a majority of Tapco’s revenues, are manufactured from polypropylene, which material is sold to Tapco by a single supplier. The price of polypropylene is primarily a function of manufacturing capacity, demand and the prices of petrochemical feedstocks, crude oil and natural gas liquids. Historically, the market price of polypropylene has fluctuated, and significantly increased in 2006. A significant increase in the price of polypropylene that cannot be passed on to customers could have a significant adverse effect on our net income. There is no long-term contract with Tapco’s polypropylene supplier. Tapco does not maintain large inventories of polypropylene and alternative sources meeting Tapco’s requirements could be difficult to arrange in the short term. Therefore, Tapco’s manufacturing and ability to provide products to its customers could be materially disrupted if this supply of polypropylene was interrupted for any reason. Such an interruption and the resulting inability to supply Tapco’s customers with products could adversely impact Tapco’s revenues and potentially our relationships with Tapco’s customers.

Tapco’s revenues would be materially adversely affected if it lost one or more of its three major customers.

Three of Tapco’s customers (Lowe’s Company’s Inc., Home Depot, Inc. and Norandex/Reynolds Distribution) together accounted for approximately 30% of its revenues in its fiscal year ended September 30, 2006. There are no long-term contracts in place with these customers. Accordingly, a loss of or significant decrease in demand from these customers would have a material adverse effect on Tapco’s business.

Our growth requires continued investment of capital. If we cannot invest additional capital into new and existing businesses, we may not be able to sustain or increase our growth.

Our operations require both maintenance and growth capital. A key part of our business strategy has been to expand through complementary acquisitions, which has required significant capital. In addition, commercialization of our energy technologies, such as coal cleaning, coal drying and heavy oil upgrading, has required and will require significant debt and equity commitments. In 2006 we entered into joint ventures with Degussa AG for acquiring a hydrogen peroxide plant and with GRE to develop an ethanol plant, both of which were financed with equity investments and debt incurred at the project level, and we will consider making additional such investments in the future. If we do not have sufficient capital to make equity investments in new projects and/or cannot find acceptable sources of debt financing, our growth may suffer.

Our construction materials and CCP businesses also require significant capital expenditures. Our senior secured credit facility limits capital expenditures for all of Headwaters to approximately $100.0 million plus the carryover of $25.4 million from fiscal 2006 and prior years for fiscal year 2007. We believe that we will need substantially all of this capital expenditure amount in fiscal year 2007 for maintenance, growth of existing businesses and new growth initiatives.

The availability and price of corn purchased by Blue Flint Ethanol LLC (“BFE”) can be affected by weather, disease, government programs and other factors beyond BFE’s control. In addition, fluctuations in gasoline and diesel fuel prices could adversely affect BFE’s ethanol revenues.

BFE, our joint venture with GRE to produce ethanol from corn, began production in February 2007. The availability and price of corn is subject to wide fluctuations due to unpredictable factors such as weather, plantings, crop disease, government farm programs and policies, changes in demand resulting from population growth, and production of similar and competitive crops. These factors have historically caused volatility in corn prices and supplies and, consequently, may cause volatility in BFE’s operating results. Reduced supply of corn could adversely affect our profitability by increasing the cost of raw materials used in BFE’s operations. In addition, the use of ethanol is closely related to, or may be substituted for, gasoline and diesel fuel. Therefore, the selling price of ethanol relates to the selling prices of gasoline and diesel fuel. A significant decrease in the price of gasoline or diesel fuel could result in a significant decrease in the selling price of BFE’s ethanol and could adversely affect BFE’s revenues and operating results. The ethanol and biodiesel industry in the U.S. has grown rapidly over the last few years and our success will depend on whether demand for ethanol increases concurrently or if the increased production results in excess capacity.

Our new businesses, processes and technologies may not be successfully developed, operated and marketed, which could affect our future profitability.

Although we have developed or acquired many new businesses, processes and technologies (e.g., ethanol, heavy oil upgrading and coal refining), commercialization of these businesses and technologies are in early stages. Commercial success of these new businesses and technologies will depend on our ability to enter into agreements with customers, licensees and/or joint venturers to further develop and provide adequate funding to commercialize the new businesses and technologies, as well as to develop markets for the products and technologies. We may not be able to enter into these agreements and adequate funding may not be available to fully develop and successfully commercialize our new businesses and technologies. Further, we may not be able to profitably operate our new businesses or market our technologies or products produced from them.

Headwaters is conducting business in China and other foreign countries, where intellectual property and other laws, as well as business conditions, may leave our intellectual property, products and technologies vulnerable to duplication by competitors and create uncertainties as to our legal rights against such competitors’ actions.

Headwaters has and is expected to continue to license or otherwise make its technology, including its nanotechnology, heavy oil upgrading and coal liquefaction technology, available to entities in China, India and other foreign countries. There is a risk that foreign intellectual property laws will not protect our intellectual property to the same extent as under United States laws, leaving us vulnerable to competitors who may attempt to copy our products, processes or technologies. Further, the legal system of China is based on statutory law. Under this system, prior court decisions may be cited as persuasive authority but do not have binding precedential effect. Since 1979, the Chinese government has been developing a comprehensive system of commercial laws and considerable progress has been made in the promulgation of laws and regulations dealing with economic matters, such as corporate organization and governance, foreign investment, commerce, taxation and trade. As these laws, regulations and legal requirements are relatively new and because of the limited volume of published case law and judicial interpretations and the non-binding nature of prior court decisions, the interpretation and enforcement of these laws, regulations and legal requirements involve some uncertainty. These uncertainties could limit the legal protection or recourse available to us. In addition, dependence on foreign licenses and conducting foreign operations may subject us to increased risk from political change, ownership issues or repatriation or currency exchange concerns.

Significant increases in energy and transportation costs that cannot be passed on to customers could have a significant adverse effect on net income.

We purchase a significant amount of energy from various sources to conduct our operations, including fossil fuels and electricity for production of building products and diesel fuel for distribution of our products and for production-related vehicles. In addition, fuel cost increases have increased truck and rail carrier transportation costs for our products. Fuel cost increases have in the past and may in the future adversely affect the results of our operations and our financial condition. Prices and availability of all petroleum products are subject to political, economic and market factors that are generally outside of our control.

We operate in industries subject to significant environmental regulation, and compliance with and changes in regulation could add significantly to the costs of conducting business.

The coal-based solid alternative fuel operations of HAE and the CCP operations of HRI and their respective customers and licensees, together with new projects such as coal refining, the ethanol plant and the acquisition of a hydrogen peroxide plant in Korea, are subject to federal, state, local and international environmental regulations that impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of waste products, which add to the costs of doing business and expose us to potential fines for non-compliance. If the costs of environmental compliance increase for any reason, we may not be able to pass on these costs to customers. In order to establish and operate the alternative fuel plants, coal refining plants, power plants and operations to collect and transport CCPs and bottom ash, we, our licensees and customers have obtained various state and local permits and must comply with processes and procedures that have been approved by regulatory authorities. Any failure to comply could result in the issuance of substantial fines and penalties and cause us to incur environmental liabilities.

Certain HCM manufacturing operations, including those of Eldorado and Tapco, are also subject to environmental regulations and permit requirements. If HCM and its subsidiaries and affiliates cannot obtain or maintain required environmental permits for their existing and planned manufacturing facilities in a timely manner or at all, they may be subject to additional costs and/or fines.

The ethanol industry sector manufactures ethanol, principally from industrial corn. Ethanol production facilities can emit volatile organic compounds and carbon monoxide into the air. In 2002, EPA began investigating a suspected pattern of noncompliance with the Prevention of Significant Deterioration/New Source Review (PSD/NSR) requirements of the Clean Air Act within the ethanol industry. The Clean Air Act’s NSR program requires a source to install pollution controls and undertake other preconstruction obligations to control air pollution emissions. Subsequent investigations of several companies in the ethanol industry found them to be in violation for failure to obtain either PSD or minor source permits for new construction and/or modifications made at their facilities. EPA has negotiated consent decrees with several companies to bring their ethanol plants into compliance with the air pollution requirements. Our ethanol production facility located at the GRE Coal Creek pulverized coal electric power station near Underwood, North Dakota, may be subject to air pollution permitting and emission control regulatory requirements. If this facility cannot obtain or maintain required environmental permits or maintain compliance with environmental regulations, it may be subject to additional costs and/or fines.

HTI’s ordinary course of business requires using its facilities to perform research and development activities involving coal, oil, chemicals and energy technologies, including liquefaction of coal. As a result, petroleum and other hazardous materials have been and are present in and on HTI’s properties. Regulatory noncompliance or accidental discharges, fires, or explosions, in spite of safeguards, could create environmental or safety liabilities. Therefore, our operations entail risk of environmental damage and injury to people, and we could incur liabilities in the future arising from the discharge of pollutants into the environment, waste disposal practices, or accidents.

We are involved in litigation and claims for which we incur significant costs and are exposed to significant liability.

We are a party to some significant legal proceedings and are subject to potential claims regarding operation of our business. These proceedings will require that we incur substantial costs, including attorneys’ fees, managerial time and other personnel resources and costs in pursuing resolution, and adverse resolution of these proceedings could hurt our reputation. With respect to the cases referred to in our 2006 Annual Report on Form 10-K, under “Business—Litigation,” the following amount of damages is being sought by the counter parties:

McEwan: McEwan seeks declaratory relief as well as compensatory damages in the approximate amount of $3 million plus punitive damages.

Boynton: Boynton seeks declaratory relief as well as compensatory damages in the approximate amount of $25 million plus punitive damages.

In December 2006 we received two new complaints. In one action, Tapco was sued in Federal District Court in Ohio, where the complaint alleges malicious prosecution and abuse of process related to an earlier intellectual property action between Tapco and a competitor. The complaint alleges damages of $1 million and exemplary damages.

In the second action, Headwaters and one of its subsidiaries were sued in Ohio state court, where the complaint alleges negligence, breach of duties to provide a safe workplace, and related causes of action related to the death of an employee of the subsidiary. The complaint alleges unspecified compensatory damages and punitive damages. We and our counsel are in the process of assessing these actions but intend to vigorously defend our interests.

We have ongoing litigation and claims incurred during the normal course of business, including the items referred to above. We intend to vigorously defend and/or pursue our rights in these actions. We do not currently believe that the outcome of these actions will have a material adverse effect on our operations, cash flows or financial position; however, it is possible that a change in the estimates of probable liability could occur, and the change could be significant.

We have significant competition in our industries which may cause a deterioration in our market share.

We experience significant competition in all of our segments and geographic regions. A failure to compete effectively or increased competition could lead to price cuts, reduced gross margins and loss of market share, which could decrease our profitability. Many of our competitors have greater financial, management and other resources than us and may be able to take advantage of acquisitions and other opportunities more readily. In certain instances we must compete on the basis of superior products and services rather than price, thereby increasing the costs of marketing our services to remain competitive.

Our business strategy to diversify and grow through acquisitions may result in integration costs, poor performance and dilution to existing stockholders.

An important aspect of our business strategy has been and continues to be diversification and growth through acquisitions. Our ability to successfully implement our strategy is subject to a number of risks, including difficulties in identifying acceptable acquisition candidates, consummating acquisitions on favorable terms and obtaining adequate financing, which may adversely affect our ability to develop new products and services and to compete in our markets. In addition, if we consummate acquisitions through an exchange of our securities, our existing stockholders could suffer dilution.

If we do not successfully integrate newly acquired businesses with our existing businesses, we may not realize the expected benefits of the acquisitions, and the resources and attention required for successful integration may interrupt the business activities of acquired businesses and our existing businesses. Successful management and integration of acquisitions are subject to a number of risks, including difficulties in assimilating acquired operations, loss of key employees, diversion of management’s attention from core business operations, assumption of contingent liabilities, incurrence of potentially significant write-offs, and various employee issues, such as issues related to human resource benefit plans, and an increase in employment and discrimination claims and claims for workers’ compensation. Each business acquisition also requires us to expand our operational and financial systems, which increases the complexity of our information technology systems. Implementation of controls, systems and procedures may be costly and time-consuming and may not be effective. This strategy may not improve our operating results and acquisitions may have a dilutive effect on existing stockholders.

If our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act are not adequate, our reputation could be harmed and we could be subject to regulatory scrutiny, civil or criminal penalties or stockholder litigation.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that we evaluate and report on our system of internal controls. If we fail to maintain the adequacy of our internal controls, we could be subject to regulatory scrutiny, civil or criminal penalties or stockholder litigation. Any inability to provide reliable financial reports could harm our business. Section 404 of the Sarbanes-Oxley Act also requires that our independent auditors report on management’s evaluation of our system of internal controls. We have documented and tested our system of internal controls to provide the basis for our report for the year ended September 30, 2006. The growth and diversification of our business through acquisitions complicates the process of developing, documenting, maintaining and testing internal controls. No assurance can be given that in the future there may not be significant deficiencies or material weaknesses that would be required to be reported in the future.

If we are unable to manage the growth of our business successfully, our revenues and business prospects could suffer.

We have experienced significant growth recently, both internally and through acquisitions. We may not be able to successfully manage the increased scope of our operations or a significantly larger and more geographically diverse workforce as we expand. Any failure to successfully manage growth could harm our business and financial results. Additionally, growth increases the demands on our management, our internal systems, procedures and controls. To successfully manage growth, we must add administrative staff and periodically update and strengthen our operating, financial and other systems, procedures and controls, which will increase our costs and may reduce our profitability. We may be unable to successfully implement improvements to our information and control systems in an efficient or timely manner and may discover deficiencies in existing or future systems and controls.

Unauthorized use of or infringement claims regarding our proprietary intellectual property could adversely affect our ability to conduct our business.

We rely primarily on a combination of trade secrets, patents, copyright and trademark laws and confidentiality procedures to protect our intellectual property. Despite these precautions, unauthorized third parties may misappropriate, infringe upon, copy or reverse engineer portions of our technology or products. We have experienced these risks internationally, including in some Asian and European countries in which we conduct business. We do not know if current or future patent applications will be issued with the scope of the claims sought, if at all, or whether any patents issued will be challenged or invalidated. We do not apply for patents in all countries so we may not be able to enforce our intellectual property rights in every jurisdiction.

Our business could be harmed if we infringe upon the intellectual property rights of others. We have been, and may be in the future, notified that we may be infringing intellectual property rights possessed by third parties. If any such claims are asserted against us, we may seek to enter into royalty or licensing arrangements. There is a risk in these situations that no license will be available or that a license will not be available on reasonable terms, precluding our use of the applicable technology. Alternatively, we may decide to litigate such claims or attempt to design around the patented technology. To date, while no single patent or trademark is material to our business and the issues described in this risk factor have not resulted in significant cost or had an adverse impact on our business, future actions could be costly and would divert the efforts and attention of our management and technical personnel.

Our capital structure affects our flexibility in responding to changing business and economic conditions and results in high interest costs.

As of December 31, 2006, we had approximately $594.9 million of total debt outstanding, including $415.3 million of senior indebtedness under our senior secured credit facility, $172.5 million of our existing 2 7/8% convertible senior subordinated notes (the “2 7/8% Convertible Notes”) and $7.1 million of other indebtedness. On January 22, 2007, we sold $160.0 million in aggregate principal amount of our 2.50% Convertible Senior Subordinated Notes due 2014. In January and February 2007, we repaid approximately $152.8 million of indebtedness under the senior secured credit facility and $7.0 million of other indebtedness with the proceeds of the sale of the notes and available cash. See “Description of certain indebtedness.” Subject to restrictions in our senior secured credit facility, we may also incur significant amounts of additional debt for working capital, capital expenditures and other purposes. Our combined debt total could have important consequences, including the following:

•

we may have difficulty borrowing money for working capital, capital expenditures, acquisitions or other purposes because of our existing debt load and because our borrowings are secured by all of our assets;

•

we will need to use a large portion of our cash flow to pay interest and the required principal payments on our debt, which will reduce the amount of money available to finance our operations, capital expenditures and other activities; and

•	over 70% of our senior secured credit facility has a variable rate of interest, which exposes us to the risk of increased interest rates.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness depends on our future performance, which to a certain extent is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive.

Covenant restrictions under our senior secured credit facility may limit our ability to operate our business in a manner required to sustain profitability and generate growth.

Our senior secured credit facility contains, among other things, covenants that may restrict our ability to finance future operations or capital needs, to acquire additional businesses or to engage in other business activities. The senior secured credit facility imposes specified limitations on joint venture investments and new acquisitions. Our senior secured credit facility limits our ability, among other things, to:

•	incur additional indebtedness or contingent obligations;

•	pay dividends or make distributions to our stockholders;

•	repurchase or redeem our stock;

•	make investments;

•	grant liens;

•	make capital expenditures;

•	enter into transactions with our stockholders and affiliates;

•	sell assets; and

•	acquire the assets of, or merge or consolidate with, other companies.

In addition, our senior secured credit facility sets forth covenants requiring us to maintain specified financial ratios and to satisfy certain financial condition tests which may require that we take action to reduce our debt or to act in a manner contrary to our business objectives. A breach of any of these covenants could result in a default under our senior secured credit facility, in which event our lenders could elect to declare all amounts outstanding to be immediately due and payable. Also, if we default under our senior secured credit facility, we could be prohibited from making any payments on the notes. If the lenders require immediate repayment, we may not be able to repay them and also repay the notes and our outstanding 2 7/8% Convertible Notes in full.

Risks related to the notes

The notes are subordinated to our senior debt and effectively subordinated to our secured debt and any liabilities of our subsidiaries.

The notes will rank junior to all our current and existing senior debt (including our senior secured credit facility), and will effectively rank junior to any of our secured debt, to the extent of the value of the assets securing that debt. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding. In addition, the notes will be subordinated to all our existing and future senior indebtedness and structurally junior to the liabilities of our subsidiaries. The indenture governing the notes does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring additional liabilities.

As of December 31, 2006, we had approximately $594.9 million of total debt outstanding, including $415.3 million of senior indebtedness under our senior secured credit facility, $172.5 million of our existing 2 7/8% Convertible Notes and $7.1 million of other indebtedness. On January 22, 2007, we sold $160.0 million in aggregate principal amount of our 2.50% Convertible Senior Subordinated Notes due 2014. In January and February 2007, we repaid approximately $152.8 million of indebtedness under the senior secured credit facility and $7.0 million of other indebtedness with the proceeds of the sale of the notes and available cash.

The notes are obligations of Headwaters Incorporated only and our operations are conducted through, and substantially all of our consolidated assets are held by, our subsidiaries.

The notes are obligations exclusively of Headwaters Incorporated and are not guaranteed by any of our operating subsidiaries. A substantial portion of our consolidated assets are held by our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. Although currently there are no contractual restrictions on the ability of our subsidiaries to pay dividends or distributions to us, in the future dividends, loans or other distributions to us from subsidiaries could become subject to contractual and other restrictions.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which to a certain extent is subject to economic, financial, competitive and other factors beyond our control. As of December 31, 2006, we had approximately $415.3 million outstanding under our senior secured credit facility, $172.5 million of our existing 2 7/8% Convertible Notes outstanding and $7.1 million of other indebtedness. On January 22, 2007, we sold $160.0 million in aggregate principal amount of our 2.50% Convertible Senior Subordinated Notes due 2014. As of December 31, 2006, we had $0.8 million of scheduled payments of principal for the next twelve-month period and scheduled annual interest payments of approximately $34.2 million for the next twelve-month period. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

Despite our substantial debt, we may incur additional indebtedness, including senior debt, which would increase the risks described above.

We are able to incur additional debt, including senior debt, in the future. The indenture for the notes does not prohibit us from incurring additional debt. As of December 31, 2006, we have $60 million (net of outstanding letters of credit of $6.3 million) of total availability for potential borrowing under our revolving credit facility which is part of our senior secured credit facility, subject to our compliance with the financial and other covenants included in our revolving credit facility. We have flexibility under our senior secured credit facility to increase the revolver to $100 million. Any future borrowings we make under our revolving credit facility will be senior to the notes. In addition, the indenture allows us to incur additional debt that may be senior to the notes, including a replacement of our existing senior secured credit facility, and allows our subsidiaries to incur debt that would be structurally senior to the notes. See “Description of certain indebtedness.” If new debt is added to our or our subsidiaries’ current debt levels, the risks related to our ability to service that debt and its impact on our operations that we now face could increase.

A change in control or fundamental change may adversely affect us or the notes.

Our senior secured credit facility provides that certain change in control events with respect to us will constitute a default. In addition, future debt we incur may limit our ability to repurchase the notes upon a fundamental change or require us to offer to redeem that future debt upon a fundamental change. Moreover, if you or other investors in our notes exercise the repurchase right for a fundamental change, it may cause a default under that debt, even if the fundamental change itself does not cause a default, due to the financial effect of such a repurchase on us. Finally, if a fundamental change event occurs, we cannot assure you that we will have enough funds to repurchase all the notes.

Furthermore, the fundamental change provisions including the provisions requiring the increase to the conversion rate for conversions in connection with certain fundamental changes, may in certain circumstances make more difficult or discourage a takeover of our company and the removal of incumbent management.

We may not have sufficient cash to repurchase the notes at the option of the holder upon a fundamental change or to pay the cash payable upon a conversion, which may increase your credit risk.

Upon a fundamental change, subject to certain conditions, we will be required to make an offer to repurchase for cash all outstanding notes at 100% of their principal amount plus accrued and unpaid interest, including additional interest, if any, up to but not including the date of repurchase. In addition, upon a conversion, we will be required to make a cash payment of up to $1,000 for each $1,000 in principal amount of notes converted. However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of tendered notes or settlement of converted notes. Our failure to repurchase tendered notes at a time when the repurchase is required by the indenture or to pay any cash payable on a conversion of the notes as required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could lead to a default under the other existing and future agreements governing our indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon conversion thereof.

Our senior secured credit facility limits our ability to pay any cash amount upon the conversion of the notes.

Our existing senior secured credit facility limits our ability to use borrowings under that credit facility to pay any cash payable on a conversion of the notes and prohibits us from making any cash payments on the conversion of the notes if a default or an event of default has occurred under that facility. See “Description of certain indebtedness” herein. Any new credit facility that we may enter into may have similar restrictions. Our failure to make cash payments upon the conversion of the notes as required under the terms of the notes would permit holders of the notes to accelerate the obligations under the notes. However such an event would constitute an event of default under our senior secured credit facility (and would likely constitute an event of default under any future credit facility or other indebtedness), which would prohibit us in that instance from making any payments upon acceleration of the notes.

Future sales of our common stock in the public market could lower the market price for our common stock and adversely impact the trading price of the notes.

In the future, we may sell additional shares of our common stock to raise capital. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options and upon conversion of the notes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sales of substantial amounts of common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common stock.

Volatility in the market price and trading volume of our common stock could result in a lower trading price than your conversion or purchase price and could adversely impact the trading price of the notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. A relatively small number of shares traded in any one day could have a significant effect on the market price of our common stock. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section and elsewhere in this prospectus or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that may develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading prices of the notes.

Holders of notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to them.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but holders of notes will be subject to all changes affecting our common stock. Holders of notes will be entitled to the rights afforded our common stock only if and when our common stock is delivered to them upon the conversion of their notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to a holder’s receipt of our common stock upon the conversion of notes, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

The conditional conversion feature of the notes could result in your receiving less than the value of our common stock into which the notes would otherwise be convertible.

Prior to the close of business on the business day immediately preceding December 1, 2013, the notes are convertible into cash and shares of our common stock only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash and common stock into which the notes would otherwise be convertible.

Upon conversion of the notes, we will pay only cash in settlement of the principal amount and we will settle any amounts in excess of the principal amount in shares of our common stock.

Generally, we will satisfy our conversion obligation to holders by paying only cash in settlement of the lesser of the principal amount and the conversion value of the notes and by delivering shares of our common stock in settlement of the conversion obligation in excess of the principal amount of the notes. Accordingly, upon conversion of a note, holders might not receive any shares of our common stock. In addition, because settlement of a conversion of notes may be in cash and shares of our common stock, if any, delivery of any such cash or shares of our common stock will be delayed until the third business day following the last day of the related observation period, and such delivery date is the 24th trading day following the related conversion date for conversions prior to December 1, 2013. You will not be paid interest or otherwise compensated for any lost time value or money as a result of this delay, and the value of the common stock you receive upon conversion is subject to declines in the market price of our stock during the settlement period. See “Description of notes—Conversion rights—Conversion procedures” and

“Description of notes—Conversion rights—Payment upon conversion.” Upon conversion of the notes, you may receive less proceeds than expected because the value of our common stock may decline (or not appreciate as much as you had expected) between the day that you exercise your conversion right and some or all of the twenty trading days as to which the daily conversion values of your notes are determined.

Our failure to convert the notes into cash or a combination of cash and common stock upon exercise of a holder’s conversion right in accordance with the provisions of the indenture would constitute a default under the indenture. In addition, a default under the indenture could lead to a default under existing and future agreements governing our indebtedness. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the notes.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving Headwaters Incorporated except to the extent described under “Description of notes—Fundamental change permits holders to require us to purchase notes,” “Description of notes—Conversion rights—Adjustment to shares delivered upon conversion upon certain fundamental changes” and “Description of notes—Consolidation, merger and sale of assets.”

The adjustment to the conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a specified corporate transaction that constitutes a fundamental change occurs prior to maturity, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such specified corporate transaction. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid per share of our common stock in such transaction, as described below under “Description of notes—Conversion rights.” The adjustment to the conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $75.00 per share or less than $23.12 (in each case, subject to adjustment), no adjustment will be made to the conversion rate. Moreover, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed 43.2526 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of notes—Conversion rights—Conversion rate adjustments.” Our obligation to increase the conversion rate in connection with a specified corporate transaction could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of notes—

Conversion rights—Conversion rate adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

We cannot assure you that an active trading market will be maintained for the notes.

Although the notes have been designated for trading by qualified institutional buyers in the PORTAL market, we do not intend to apply for listing of the notes on any securities exchange or to arrange for quotation on any interdealer quotation system. We have been informed by the initial purchasers that they have made a market in the notes. However, the initial purchasers may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. In addition, such market-making activities will be subject to limits imposed by the United States federal securities laws, and may be limited during the pendency of any shelf registration statement. As a result, we cannot assure you that an active trading market will be maintained for the notes. If an active trading market is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Any adverse rating of the notes may cause their trading price to fall.

If Moody’s Investor Service, Standard & Poor’s or another rating service rates the notes and if any of such rating services were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.

You should consider the U.S. federal income tax consequences of purchasing, owning and disposing of the notes.

You may in certain situations be deemed to have received a distribution subject to U.S. federal income tax as a dividend in the event of a taxable dividend distribution to holders of common stock or in certain other situations requiring a conversion rate adjustment. An increase in the conversion rate upon certain fundamental changes would be treated as a distribution to U.S. holders (as defined herein). For non-U.S. holders (as defined herein) this deemed distribution may be subject to U.S. federal withholding requirements. See “Material United States federal income tax considerations” for a discussion of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. You are strongly urged to consult your tax advisor as to the federal, state, local or other tax consequences of acquiring, owning, and disposing of the notes.

The convertible note hedge and warrant transactions may affect the value of the notes and our common stock.

We have entered into a convertible note hedge transaction with JPMorgan Chase Bank, National Association, London Branch, an affiliate of J.P. Morgan Securities Inc. We have also entered into a warrant transaction with JPMorgan Chase Bank. The convertible note hedge transaction is expected to reduce the potential dilution upon conversion of the notes. In connection with hedging these transactions, JPMorgan Chase Bank or its affiliates:

•	entered into various derivative transactions with respect to our common stock concurrently with or shortly after pricing of the notes; and

•

may enter into or may unwind various derivatives and/or purchase or sell our common stock in secondary market transactions following the pricing of the notes (including during any observation period related to a conversion of notes).

Such activities could have the effect of increasing, or preventing a decline in, the price of our common stock concurrently with or following the pricing of the notes.

In addition, JPMorgan Chase Bank or its affiliates are likely to modify their hedge positions from time to time prior to conversion or maturity of the notes by purchasing and selling shares of our common stock, other of our securities, or other instruments they may wish to use in connection with such hedging. In particular, such hedging activity is likely to occur during any observation period for a conversion of notes, which may have a negative effect on the value of the consideration received in relation to the conversion of those notes. We intend to exercise options we hold under the convertible note hedge transaction whenever notes are converted. In order to unwind its hedge position with respect to those exercised options, JPMorgan Chase Bank or its affiliates expect to sell shares of our common stock in secondary market transactions or unwind various derivative transactions with respect to our common stock during the observation period for any converted notes.

We have agreed to indemnify JPMorgan Chase Bank and its affiliates for losses incurred in connection with a potential unwinding of its hedge positions under certain circumstances.

The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the notes and, as a result, the amount of cash or the number of shares that you will receive upon the conversion of the notes and, under certain circumstances, your ability to convert the notes.

Risks related to our common stock

The price of our common stock historically has been volatile. This volatility may affect the price at which you could sell your common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock.

The market price for our common stock has varied between a high of $40.19 in March 2006 and a low of $20.54 in July 2006 in the twelve month period ended December 31, 2006. This volatility may affect the price at which you could sell any common stock you receive upon conversion of the notes, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock. Our stock price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including the other factors discussed in “Risks relating to our business”; variations in our quarterly operating results from our expectations or those of securities analysts or investors; downward revisions in securities analysts’ estimates; and announcement by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments.

In the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. If we became involved in securities class action litigation in the future, it could result in substantial costs and diversion of our management’s attention and resources and could harm our stock price, business, prospects, results of operations and financial condition.

In addition, the broader stock market has experienced significant price and volume fluctuations in recent years. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock. In addition, our announcements of our quarterly operating results, changes in general conditions in the economy or the financial markets and other developments affecting us, our affiliates or our competitors could cause the market price of our common stock to fluctuate substantially.

In addition, the sale of substantial amounts of our common stock could adversely impact its price. As of December 31, 2006, we had outstanding approximately 42.3 million shares of our common stock and options to purchase approximately 2.4 million shares of our common stock (of which approximately 2.3 million were exercisable as of that date). We also had outstanding approximately 3.1 million stock appreciation rights as of December 31, 2006, of which approximately 2.0 million were exercisable. The sale or the availability for sale of a large number of shares of our common stock in the public market could cause the price of our common stock to decline.

Conversion of our 2 7/8% Convertible Notes may cause volatility in our stock price and will dilute the ownership interest of existing stockholders.

Although our diluted earnings per share calculation treats the 2 7/8% Convertible Notes as if they were already converted into common stock, sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. Anticipated conversion of the notes into shares of our common stock could depress the price of our common stock. In addition, the existence of the 2 7/8% Convertible Notes may encourage short selling by market participants because the conversion of the notes could be used to satisfy short positions. Conversion of the 2 7/8% Convertible Notes will dilute the ownership interests of existing stockholders, including holders who had previously converted their notes.

We have never paid dividends and do not anticipate paying any dividends on our common stock in the future, so any short-term return on your investment will depend on the market price of our capital stock.

We currently intend to retain any earnings to finance our operations and growth. The terms and conditions of our senior secured credit facility restrict and limit payments or distributions in respect of our capital stock.

Delaware law and our charter documents may impede or discourage a takeover, which could cause the market price of our shares to decline.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. In addition, our board of directors has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock, including the adoption of a “poison pill,” which could be used defensively if a takeover is threatened. The ability of our board of directors to create and issue a new series of preferred stock and certain provisions of Delaware law and our certificate of incorporation and bylaws could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, which, under certain circumstances, could reduce the market price of our common stock.

Special note regarding forward-looking statements

This prospectus contains forward-looking statements regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Forward-looking statements include our expectations as to the managing and marketing of coal combustion products; the production and marketing of building materials and products; operations of facilities utilizing alternative fuel technologies; the marketing of alternative fuels; the availability of tax credits; the availability of feed stocks; the receipt of licensing fees, royalties, and product sales revenues; our ability to leverage our business units’ complementary distribution systems; our ability to integrate acquired companies; our ability to successfully implement improvements in manufacturing systems; the availability of raw materials for our products; the development, commercialization, and financing of new technologies and products and other strategic business opportunities and acquisitions, including without limitation, other information about our company and each of our business units. Actual results may vary materially from such expectations. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking.

For a discussion of the factors that could cause actual results to differ from expectations, please see the “Risk factors” section of this prospectus. There can be no assurance that our results of operations will not be adversely affected by such factors. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. Except as may be required by law, we undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

No proceeds

We will not receive any proceeds from the sale of the notes and shares of common stock offered by this prospectus. All proceeds from the sale of the shares will be for the benefit of the selling securityholders. See “Selling securityholders” and “Plan of distribution” below.

Ratio of earnings to fixed charges

The ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Year ended September 30,					Three months ended December 31,
	2002	2003	2004	2005	2006	2005	2006
Ratio of earnings to fixed charges	65.38	4.51	5.90	3.63	4.33	4.56	3.31

The ratio of earnings to fixed charges is computed by dividing pre-tax income (loss) from continuing operations, before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, plus fixed charges and less capitalized interest, by fixed charges. Fixed charges consist of interest expense, including interest expense from amortized premiums, discounts, and capitalized expenses related to indebtedness, and the estimated portion of rental expense deemed by us to be representative of the interest factor of rental payments under operating leases, plus preferred equity dividends.

Range and dividend history of our common stock

Since April 6, 2005, the shares of our common stock have traded on the New York Stock Exchange under the symbol “HW.” Prior to that time, our shares traded on the Nasdaq National Market under the symbol “HDWR.” Options on our common stock are traded on the Chicago Board Options Exchange under the symbol “HQK.” The following table sets forth for the periods presented, the high and low trading prices of our common stock as reported by the New York Stock Exchange or Nasdaq, as applicable.

Fiscal 2005	Low	High
Quarter ended December 31, 2004	$27.52	$34.96
Quarter ended March 31, 2005	26.31	34.49
Quarter ended June 30, 2005	29.08	35.57
Quarter ended September 30, 2005	33.90	45.75

Fiscal 2006
Quarter ended December 31, 2005	$30.30	$38.34
Quarter ended March 31, 2006	31.51	40.19
Quarter ended June 30, 2006	24.01	40.15
Quarter ended September 30, 2006	20.54	26.16

Fiscal 2007
Quarter ended December 31, 2006	$21.22	$26.00
Quarter ended March 31, 2006	21.27	25.44
April 1, 2007 through April 13, 2007	21.50	22.56

As of December 31, 2006 there were 345 stockholders of record of our common stock. We have never paid dividends on our common stock to date and do not intend to pay dividends in the foreseeable future. Pursuant to the terms of our senior secured credit arrangement, we are prohibited from paying cash dividends so long as any of the long-term debt is outstanding. We intend to retain earnings to finance the development and expansion of our business. Payment of common stock dividends in the future will depend upon, among other things, our debt covenants, our ability to generate earnings, our need for capital, our investment opportunities and our overall financial condition.

Description of certain indebtedness

As of December 31, 2006, we had approximately $415.3 million outstanding under our senior secured credit facility, $172.5 million of our existing 2 7/8% Convertible Notes and $7.1 million of other indebtedness. On January 22, 2007, we sold $160.0 million in aggregate principal amount of our 2.50% Convertible Senior Subordinated Notes due 2014. In January and February 2007, we repaid approximately $152.8 million of indebtedness under the senior secured credit facility and $7.0 million of other indebtedness with the proceeds of the sale of the notes and available cash.

Senior Secured Credit Facility—The senior secured credit facility consists of a term loan ($415.3 million outstanding at December 31, 2006) and a revolving credit arrangement in the amount of $60.0 million. We have flexibility under our senior secured credit facility to increase this amount to $100.0 million.

With certain limited exceptions, the senior credit facility is senior in priority to all other debt and is secured by all of our assets. The term loan bears interest, at our option, at either i) the London Interbank Offered Rate (“LIBOR”) plus 2.0%, 2.25%, or 2.5%, depending on the credit ratings that have been most recently announced for the loans by Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”); or ii) the “Base Rate” plus 1.0%, 1.25%, or 1.5%, again depending on the credit ratings announced by S&P and Moody’s. Base Rate is defined as the higher of the rate announced by Morgan Stanley Senior Funding and the overnight rate charged by the Federal Reserve Bank of New York plus 0.5%. Our current rate is LIBOR plus 2.0%. The weighted-average interest rate on the term debt was approximately 6.8% at December 31, 2006, after giving consideration to the effect of the interest rate hedge on $150.0 million of this debt.

The term loan is repayable in quarterly installments of principal, with minimum required quarterly principal repayments of approximately $3.4 million from November 2007 through August 2010, plus three repayments of approximately $125.2 million each in November 2010, February 2011 and April 2011, the termination date. Interest is payable on a quarterly basis.

There are mandatory prepayments of the term loan in the event of certain asset sales and debt and equity issuances (excluding proceeds used to pay off subordinated indebtedness such as the notes if the “total leverage ratio,” as defined, is below a specified level) and from, “excess cash flow,” as defined in the credit agreement. Optional prepayments of the term loan are generally permitted without penalty or premium, except where the proceeds for repayment are obtained from a “financing,” as defined, consummated for the purpose of lowering the interest rate on the term loan debt, in which case there is a 1% prepayment penalty. Once repaid in full or in part, no further reborrowings under the term loan can be made.

Borrowings under the revolving credit arrangement are generally subject to the terms of the credit agreement and bear interest at either LIBOR plus 1.75% to 2.5% (depending on our “total leverage ratio,” as defined), or the Base Rate plus 0.75% to 1.5%. Borrowings and reborrowings of any available portion of the revolver can be made at any time through September 2009, when all loans must be repaid and the revolving credit arrangement terminates. The fees for the unused portion of the revolving credit arrangement range from 0.5% to 0.75% (depending on our “total leverage ratio,” as defined). There were no borrowings outstanding under the revolving credit arrangement as of December 31, 2006, or subsequent thereto. The credit agreement also allows for the issuance of letters of credit, provided there is capacity under the revolving credit arrangement. As of December 31, 2006, six letters of credit totaling $6.3 million were outstanding, with expiration dates ranging from January 2007 to December 2008.

The credit agreement contains customary restrictions and covenants, including limitations on the incurrence of additional debt, investments, merger and acquisition activity, asset sales and liens, annual capital expenditures in excess of $80.0 million for 2006 and $100.0 million thereafter, and the payment of dividends, among others. In addition, we must maintain certain leverage and fixed charge coverage ratios, as those terms are defined in the agreements, as follows: i) a total leverage ratio of 3.75:1.0 or less in 2007, declining periodically to 3.5:1.0 in 2010; ii) a maximum ratio of consolidated senior funded indebtedness minus subordinated indebtedness to EBITDA of 2.75:1.0, declining periodically to 2.5:1.0 in 2010; and iii) a minimum ratio of EBITDA plus rent payments for the four preceding fiscal quarters to scheduled payments of principal and interest on all indebtedness for the next four fiscal quarters of 1.25:1.0.

We are currently evaluating the benefit of further amending our existing senior secured credit facility or pursuing other alternatives in order to provide additional financial flexibility and liquidity. However, we are under no obligation to amend or refinance our existing facility prior to its termination in 2011 and we are in full compliance with all covenants under our existing facility.

Convertible Senior Subordinated Notes due 2016—We have outstanding $172.5 million of 2 7/8% Convertible Senior Subordinated Notes due 2016 (the “2 7/8% Convertible Notes”). These 2 7/8% Convertible Notes are subordinate to the senior secured credit facility described above and will be pari passu with the notes. Holders of these 2 7/8% Convertible Notes may convert the 2 7/8% Convertible Notes into shares of our common stock at a conversion rate of 33.3333 shares per $1,000 principal amount ($30 conversion price), or 5.75 million aggregate shares of common stock, contingent upon certain events. The conversion rate adjusts for events related to our common stock, including common stock issued as a dividend, rights or warrants to purchase common stock issued to all holders of our common stock, and other similar rights or events that apply to all holders of common stock.

The 2 7/8% Convertible Notes are convertible if any of the following five criteria are met: 1) satisfaction of a market price condition which becomes operative if, prior to June 1, 2011, in any calendar quarter the closing price of our common stock exceeds 130% of the then applicable conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the calendar quarter, or, at any time on or after June 1, 2011 the closing price of our common stock exceeds 130% of the then applicable conversion price; 2) a credit rating, if any, assigned to the 2 7/8% Convertible Notes is three or more rating subcategories below the initial rating, the 2 7/8% Convertible Notes are no longer rated, or any such rating is suspended or withdrawn; 3) the 2 7/8% Convertible Notes trade at less than 98% of the product of the common stock trading price and the number of shares of common stock issuable upon conversion of $1,000 principal amount of the 2 7/8% Convertible Notes, except this provision is not available if the closing common stock price is between 100% and 130% of the current conversion price of the 2 7/8% Convertible Notes; 4) we call the 2 7/8% Convertible Notes for redemption; and 5) certain corporate transactions occur, including distribution of rights or warrants to all common stockholders entitling them to purchase common stock at less than the current market price or distribution of common stock, cash or other assets, debt securities or certain rights to purchase securities where the distribution has a per share value exceeding 5% of the closing common stock price on the day immediately preceding the declaration date for such distribution. In addition, the 2 7/8% Convertible Notes are convertible if we enter into an agreement pursuant to which our common stock would be converted into cash, securities or other property.

We may call the 2 7/8% Convertible Notes for redemption at any time on or after June 1, 2007 and prior to June 4, 2011 if the closing common stock price exceeds 130% of the conversion price for 20 trading days in any consecutive 30-day trading period (in which case we must provide a “make whole” payment of the present value of all remaining interest payments on the redeemed notes through June 1, 2011). We may redeem any portion of the 2 7/8% Convertible Notes at any time on or after June 4, 2011. In addition, the holder of the 2 7/8% Convertible Notes has the right to require us to repurchase all or a portion of the 2 7/8% Convertible Notes on June 1, 2011 or if a fundamental change in common stock has occurred, including termination of trading. Subsequent to June 1, 2011, the 2 7/8% Convertible Notes require an additional interest payment equal to 0.40% of the average trading price of the 2 7/8% Convertible Notes if the trading price equals 120% or more of the principal amount of the 2 7/8% Convertible Notes.

The Financial Accounting Standards Board’s (“FASB”) adoption of Emerging Issues Task Force (“EITF”) EITF 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share,” adopted after the issuance of these 2 7/8% Convertible Notes, requires us to include, in our calculation of diluted earnings per share, common shares potentially issuable upon conversion of all of the 2 7/8% Convertible Notes into our reported shares of common stock outstanding using the “if converted” method, whether or not they may then be converted pursuant to their terms. The “if converted” method requires us, when calculating diluted earnings per share, to add back the after-tax interest expense on the 2 7/8% Convertible Notes to net income for each reporting period that we have income from continuing operations and include the potentially issuable shares as if the 2 7/8% Convertible Notes had been converted into common stock at the beginning of the reporting period, when dilutive. In order to address these adverse accounting consequences we have filed a registration statement relating to an exchange offer for these 2 7/8% Convertible Notes to exchange them for notes with a net share settlement provision, similar to that applicable to the notes registered pursuant to this prospectus, which would require us to pay the conversion value of the notes in cash and our common stock. However, the EITF has recently announced that it is considering the accounting treatment for the net share settlement provision, and we are therefore delaying the launch of the exchange offer as we evaluate the issue. We are under no obligation to make an exchange offer and cannot determine whether, when and if made, such an exchange offer would be successful.

Description of notes

We issued the notes under an indenture dated as of January 22, 2007 (the “indenture”) between us and Wells Fargo Bank, National Association, as trustee (the “trustee”). Initially, the trustee will also act as paying agent and conversion agent for the notes. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The notes and the shares of common stock issuable upon conversion of the notes, if any, are also covered by a registration rights agreement.

You may request a copy of the indenture and the registration rights agreement from us as described under “Documents incorporated by reference.”

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture, and to all provisions of the registration rights agreement. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Headwaters Incorporated and not to its subsidiaries.

General

The notes

•	will be general unsecured, senior subordinated obligations of the Company;

•	will initially be limited to an aggregate principal amount of $160,000,000;

•	will bear cash interest from January 22, 2007 at an annual rate of 2.50%, payable on February 1 and August 1 of each year, beginning August 1, 2007;

•	will mature on February 1, 2014 unless earlier converted or repurchased;

•	will be issued in denominations of $1,000 and multiples of $1,000;

•

will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “—Book-entry, settlement and clearance”; and are expected to be eligible for trading on The PORTAL Market.

Subject to fulfillment of certain conditions and during the periods described below, the notes may be converted into cash and shares of our common stock, if any, initially at a conversion rate of 33.9236 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $29.48 per share of common stock). The conversion rate is subject to adjustment if certain events occur. Upon conversion of a note, we will pay cash and shares of common stock, if any, based upon a daily conversion value calculated on a proportionate basis for each trading day in the applicable 20 trading-day observation period as described below under “Conversion rights—Payment upon conversion.” You will not receive any separate cash payment for interest or additional interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture does not limit the amount of debt which may be issued by the Company or its subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Fundamental change permits holders to require us to purchase notes” and “—Consolidation, merger and sale of assets” below and except for the provisions set forth under “—Conversion rights—Adjustment to shares delivered upon conversion upon certain fundamental changes,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving the Company or in the event of a decline in the credit rating of the Company as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving the Company that could adversely affect such holders.

We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that such additional notes must be part of the same issue as the notes offered hereby for federal income tax purposes.

We may also from time to time repurchase notes in open market purchases or negotiated transactions without prior notice to holders.

The Company does not intend to list the notes on a national securities exchange or interdealer quotation system.

Payments on the notes; paying agent and registrar; transfer and exchange

We will pay principal of certificated notes at the office or agency designated by the Company for that purpose. We have initially designated Wells Fargo Bank, National Association as our paying agent and registrar as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and the Company may act as paying agent or registrar. Interest (including additional interest, if any), on certificated notes will be payable (i) to holders having an aggregate principal amount of $1,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $1,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

We will pay principal of and interest on (including any additional interest) notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the trustee or the registrar for any registration of transfer or exchange of notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. The Company is not required to transfer or exchange any note surrendered for conversion. The registered holder of a note will be treated as the owner of it for all purposes.

Interest

The notes will bear interest at a rate of 2.50% per year until maturity. Interest on the notes will accrue from January 22, 2007, or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on February 1 and August 1 of each year, beginning August 1, 2007. We will pay additional interest, if any, under the circumstances described under “—Registration rights.”

Interest will be paid to the person in whose name a note is registered at the close of business on January 15 or July 15, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date (other than an interest payment date coinciding with the stated maturity date or earlier required repurchase date upon a fundamental change) of a note falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day. If the stated maturity date or earlier required repurchase date upon a fundamental change would fall on a day that is not a business day, the required payment of interest, if any, and principal (and additional interest, if any), will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after the stated maturity date or earlier required repurchase date upon a fundamental change to such next succeeding business day. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed.

Ranking

The notes will be general unsecured, senior subordinated obligations of the Company ranking equally in right of payment with all existing and future senior subordinated indebtedness of the Company and senior to all existing and future subordinated indebtedness of the Company. The notes will rank junior to all existing and future senior indebtedness and effectively rank junior to all existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness of the Company. In addition, the notes will effectively rank junior to the liabilities, including trade payables, of the Company’s subsidiaries.

As of December 31, 2006, we had approximately $594.9 million of total debt outstanding, including $415.3 million of senior indebtedness under our senior secured credit facility, $172.5 million of our existing 2 7/8% Convertible Notes and $7.1 million of other indebtedness. On January 22, 2007, we sold $160.0 million in aggregate principal amount of our 2.50% Convertible Senior Subordinated Notes due 2014. In January and February 2007, we repaid approximately $152.8 million of indebtedness under the senior secured credit facility and $7.0 million of other indebtedness with the proceeds of the sale of the notes and available cash. See “Description of certain indebtedness.”

Conversion rights

General

Prior to the close of business on the business day immediately preceding December 1, 2013, the Notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion upon satisfaction of sale price condition,” “—Conversion upon satisfaction of trading price condition” and “—Conversion upon specified corporate transactions.” On or after December 1, 2013, holders may convert each of their notes at the applicable conversion rate at any time prior to the close of business on the third business day immediately preceding the maturity date.

The conversion rate will initially be 33.9236 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $29.48 per share of common stock). Upon conversion of a note, we will pay cash and deliver shares of our common stock, if any, based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day of the 20 trading-day observation period (as defined below), all as set forth below under “—Payment upon conversion.” For example, assuming an applicable conversion rate of 33.9236 shares of our common stock per $1,000 principal amount of notes, if you convert $1,000 principal amount of notes and the daily conversion value (as defined below) for each trading day of the observation period (as defined below) was $70.0013, you would be eligible to receive $1,000 in cash ($50 for each day of the observation period), plus, assuming that the daily VWAP (as defined below) of our common stock for each trading day of the observation period was $41.27, nine shares of common stock and $28.60 in cash (in lieu of the approximately 0.6929 fractional shares of our common stock). The trustee will initially act as the conversion agent.

The conversion rate and the equivalent conversion price in effect at any given time are referred to in this prospectus as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of such holder’s notes so long as the notes converted are a multiple of $1,000 principal amount.

If a holder of notes has submitted notes for repurchase upon a fundamental change, the holder may convert those notes only if that holder withdraws the repurchase election made by that holder.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest and additional interest, if any, unless such conversion occurs between a regular record date and the interest payment date to which it relates. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the daily VWAP (as defined under “—Payment upon conversion”) of the common stock on the last day of the observation period (as defined under “—Payment upon conversion”). Our delivery to you of cash or a combination of cash and the full number of shares of our common stock, if applicable, together with any cash payment for any fractional share, into which a note is convertible, will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date.

As a result, accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest and additional interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest and additional interest, if any, payable on the notes so converted; provided that no such payment need be made:

•	if we have specified a fundamental change purchase date that is after a record date and on or prior to the third trading day after the corresponding interest payment date;

•	for conversions on or following December 1, 2013; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name; in which case the holder will pay that tax.

Holders may surrender their notes for conversion into cash and shares of our common stock, if any, under the following circumstances:

Conversion upon satisfaction of sale price condition

Prior to the close of business on the business day immediately preceding December 1, 2013, a holder may surrender all or a portion of its notes for conversion during any fiscal quarter (and only during such fiscal quarter) commencing after March 31, 2007, if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded.

If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization.

If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

“Trading day” means a day on which (i) trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, on the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a United States national or regional securities exchange, in the principal other market on which our common stock is then traded and (ii) a last reported sale price for our common stock is available on such securities exchange or market. If our common stock (or other security for which a closing sale price must be determined) is not so listed or quoted, “trading day” means a “business day.”

Conversion upon satisfaction of trading price condition

Prior to the close of business on the business day immediately preceding December 1, 2013, a holder of notes may surrender its notes for conversion during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations per $1,000 original principal amount of the notes obtained by the bid solicitation agent, initially the trustee, for $5 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that, if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

In connection with any conversion upon satisfaction of the above trading price condition, the bid solicitation agent shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the bid solicitation agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and applicable conversion rate. If we do not so instruct the bid solicitation agent to obtain bids when required, the trading price per $1,000 principal amount of the notes will be deemed to be less than 98% of the product of the last reported sale price on each day we fail to do so.

Conversion upon specified corporate transactions

Certain distributions

If we elect to

•

issue to all or substantially all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at less than the average of the last reported sale prices of a share of our common stock for the 10 consecutive trading-day period ending on the business day preceding the announcement of such issuance; or

•

distribute to all or substantially all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors, exceeding 10% of the last reported sale price of our common stock on the business day preceding the declaration date for such distribution, we must notify the holders of the notes at least 25 scheduled trading days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time. The “ex-dividend date” is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant dividend from the seller of the common stock to its buyer.

Certain corporate events

If we are party to a transaction described in clause (2) of the definition of fundamental change (without giving effect to the paragraph following that definition), we must notify holders of the notes at least 30 scheduled trading days prior to the anticipated effective date for such transaction. Once we have given such notice, holders may surrender their notes for conversion at any time until 15 calendar days after the actual effective date of such transaction (or if such transaction also constitutes a fundamental change, the related fundamental change purchase date).

In addition, you may surrender all or a portion of your notes for conversion if a fundamental change of the type described in clauses (1) and (4) of the definition of fundamental change occurs. In such event, you may surrender notes for conversion at any time beginning on the actual effective date of such fundamental change until and including the date which is 30 calendar days after the actual effective date of such transaction or, if later, until the related fundamental change purchase date.

Conversions on or after December 1, 2013

On or after December 1, 2013, holders may convert each of their notes at any time prior to the close of business on the third business day immediately preceding the maturity date regardless of the foregoing conditions.

Conversion procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to convert you must

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

The date you comply with these requirements is the “conversion date” under the indenture. If a holder has already delivered a purchase notice as described under “—Fundamental change permits holders to require us to purchase notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Payment upon conversion

Upon conversion, we will deliver to holders in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 20 trading days during the observation period.

The “daily settlement amount,” for each of the 20 trading days during the observation period, shall consist of:

•	cash equal to the lesser of (i) one-twentieth of $1,000 and (ii) the daily conversion value for such trading day; and

•

to the extent the daily conversion value exceeds one-twentieth of $1,000, a number of shares equal to (A) the difference between the daily conversion value and one-twentieth of $1,000, divided by (B) the daily VWAP for such day.

The “daily conversion value” means, for each of the 20 consecutive trading days during the observation period, one-twentieth of the product of (1) the applicable conversion rate and (2) the daily VWAP of our common stock on such day.

The “daily VWAP” means, for each of the 20 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “HW.N<equity>AQR” (or its equivalent successor if such page is not available) in respect of the period from scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us).

The “observation period” with respect to any note means:

•	for notes with a conversion date on or after December 1, 2013, the 20 consecutive trading days beginning on, and including, the 22nd scheduled trading day prior to the maturity date; and

•	in all other instances, the 20 consecutive trading days beginning on, and including, the second scheduled trading day following the conversion date.

For the purposes of determining payment upon conversion only, “trading day” means a day on which (i) there is no market disruption event (as defined below) and (ii) trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not then listed on the New York

Stock Exchange, on the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a United States national or regional securities exchange, in the principal other market on which our common stock is then traded. If our common stock (or other security for which a daily VWAP must be determined) is not so listed or quoted, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the primary United States national securities exchange or market on which our common stock is listed or admitted to trading.

For the purposes of determining payment upon conversion, “market disruption event” means (i) a failure by the primary United States national securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. on any trading day for our common stock for an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

We will deliver the settlement amount to converting holders on the third business day immediately following the last day of the observation period.

We will deliver cash in lieu of any fractional share of common stock issuable in connection with payment of the settlement amount (based upon the daily VWAP for the final trading day of the applicable observation period).

Conversion rate adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate, as a result of holding tie notes, in any of the transactions described below without having to convert their notes.

(1) If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR’ = CR0 x	OS’
OS0

where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date of such dividend or distribution, or the effective date of such share split or combination, as applicable

CR’ = the conversion rate in effect immediately after such ex-dividend date or effective date

OS0 = the number of shares of our common stock outstanding immediately prior to such ex-dividend date or effective date

OS’ = the number of shares of our common stock outstanding immediately after such ex-dividend date or effective date

(2) If we issue to all holders of our common stock any rights or warrants entitling them for a period of not more than 60 calendar days to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on the business day immediately preceding the date of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

CR’ = CR0 x	OS0 + X
OS0 + Y

where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such issuance

CR’ = the conversion rate in effect immediately after such ex-dividend date

OS0 = the number of shares of our common stock outstanding immediately after such ex-dividend date

X = the total number of shares of our common stock issuable pursuant to such rights

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on the business day immediately preceding the date of announcement of the issuance of such rights

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all holders of our common stock, excluding

•	dividends or distributions and rights or warrants referred to in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash; and

•	spin-offs to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be adjusted based on the following formula:

CR’ = CR0 x	SP0
SP0 – FMV

where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution

CR’ = the conversion rate in effect immediately after such ex-dividend date

SP0 = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the business day immediately preceding the ex-dividend date for such distribution

FMV = the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the record date for such distribution

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before 5:00 pm., New York City time, on the effective date of the spin-off will be increased based on the following formula:

CR’ = CR0 x	FMV0 + MP0
MP0

where,

CR0 = the conversion rate in effect immediately prior to the effective date of the adjustment

CR’ = the conversion rate in effect immediately after the effective date of the adjustment

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading-day period after the effective date of the spin-off

MP0 = the average of the last reported sale prices of our common stock over the first 10 consecutive trading-day period after the effective date of the spin-off

The adjustment to the conversion rate under the preceding paragraph will occur on the 10th trading day from the effective date of the spin-off; provided that in respect of any conversion within the 10 trading days following the effective date of any spin-off, references within this clause (3) to “10 days” shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the conversion date in determining the applicable conversion rate.

(4) If any cash dividend or distribution is made to all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR’ = CR0 x	SP0
SP0 – C

where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution

CR’ = the conversion rate in effect immediately after the ex-dividend date for such distribution

SP0 = the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such distribution;

C = the amount in cash per share we distribute to holders of our common stock

(5) If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR’ = CR0 x	AC + (SP’ x OS’)
OS0 x SP’

where,

CR0 = the conversion rate in effect on the date the tender or exchange offer expires

CR’ = the conversion rate in effect on the day next succeeding the date the tender or exchange offer expires

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer

OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires

OS’ = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires

SP’ = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires

The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day from and including the trading day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion within the 10 trading days beginning on the trading day next succeeding the date the tender or exchange offer expires, references within this clause (5) to “10 days” shall be deemed replaced with such lesser number of trading days as have elapsed between the trading day next succeeding the date the tender or exchange offer expires and the conversion date in determining the applicable conversion rate.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities. No adjustment in the conversion rate will be required unless the adjustment would require an increase or decrease of at least 1% of the conversion rate. If the adjustment is not made because the adjustment does not change the conversion rate by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. All required calculations will be made to the nearest cent or 1/1000th of a share, as the case may be.

If, however, the application of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made (other than as a result of a stock split or stock dividend).

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question.

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Material United States federal income tax considerations.”

To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of the common stock;

•	for accrued and unpaid interest and additional interest, if any; or

•

for the avoidance of doubt, for (i) the issuance of common stock by us (other than to all or substantially all holders of our common stock) or (ii) the payment of cash by us upon conversion or repurchase of notes.

Except as described above in this section, we will not adjust the conversion rate.

Recapitalizations, reclassifications and changes of our common stock

In the case of any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or any statutory share exchange, in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert a note will be changed into a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. However, at and after the effective time of the transaction, the amount otherwise payable in cash upon conversion of the notes will continue to be payable in cash, and the daily conversion value will be calculated based on the value of the reference property. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of average prices

Whenever any provision of the indenture requires us to calculate an average of last reported prices or daily VWAP over a span of multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, at any time during the period from which the average is to be calculated.

Adjustment to shares delivered, upon conversion upon certain fundamental changes

If you elect to convert your notes as described above under “Conversion upon specified corporate transactions—Certain corporate events,” and the corporate transaction constitutes a fundamental change described in clause (1) or (2) of such term (as defined under “—Fundamental change permits holders to require us to purchase notes”), the conversion rate will be increased by an additional number of shares of common stock (the “additional shares”) as described below. Any conversion will be deemed to have occurred in connection with such fundamental change only if such notes are surrendered for conversion at a time when the notes would be convertible in light of the expected or actual occurrence of a fundamental change and notwithstanding the fact that a note may then be convertible because another condition to conversion has been satisfied.

The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the fundamental change. If the fundamental change is a transaction described in clause (2) of the definition thereof, and holders of our common stock receive only cash in the fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the five trading-day period ending on the trading day preceding the effective date of the fundamental change.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “— Conversion rate adjustments.”

The following table sets forth the hypothetical stock price, the effective date and the number of additional shares to be added to the conversion rate per $1,000 principal amount of notes:

	Stock Price
Effective date	$23.12	$27.00	$31.00	$35.00	$39.00	$43.00	$47.00	$51.00	$55.00	$59.00	$63.00	$67.00	$71.00	$75.00
January 22 , 2007	9.3290	7.2640	5.5781	4.3991	3.5436	2.9038	2.4131	2.0286	1.7216	1.4726	1.2677	1.0972	0.9538	0.8320
February 1, 2008	9.3290	7.1564	5.4150	4.2141	3.3549	2.7209	2.2408	1.8689	1.5752	1.3392	1.1469	0.9879	0.8551	0.7430
February 1, 2009	9.3290	6.9966	5.1910	3.9678	3.1086	2.4859	2.0224	1.6692	1.3943	1.1764	1.0008	0.8572	0.7383	0.6386
February 1, 2010	9.3290	6.7494	4.8711	3.6288	2.7778	2.1768	1.7403	1.4154	1.1680	0.9756	0.8231	0.7003	0.5998	0.5165
February 1, 2011	9.3290	6.3956	4.4269	3.1681	2.3376	1.7736	1.3797	1.0973	0.8895	0.7329	0.6121	0.5170	0.4404	0.3778
February 1, 2012	9.3290	5.8515	3.7683	2.5072	1.7272	1.2335	0.9128	0.6986	0.5511	0.4462	0.3690	0.3104	0.2645	0/2274
February 1, 2013	9.3290	4.9660	2.7050	1.4877	0.8434	0.5043	0.3245	0.2268	0.1712	0.1373	0.1149	0.0987	0.0861	0.0757
February 1, 2014	9.3290	3.0969	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case

•

If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $75.00 per share (subject to adjustment), no additional shares will be added to the conversion rate.

•	If the stock price is less than $23.12 per share (subject to adjustment), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 43.2526 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “— Conversion rate adjustments.”

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental change permits holders to require us to purchase notes

If a fundamental change (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase for cash any or all of your notes, or any portion of the principal amount thereof, that is equal to $1,000 or multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, including additional interest, to but excluding the fundamental change purchase date (unless the fundamental change purchase date is between a regular record date and the interest payment date to which it relates, in which case we will pay accrued and unpaid interest to the holder of record on such regular record date). The fundamental change purchase date will be a date specified by us that is no later than the 30th calendar day following the date of our fundamental change notice as described below. Any notes purchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity; or

(2) consummation of any share exchange, consolidation or merger of us (excluding a merger solely for the purpose of changing our jurisdiction of incorporation) pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction where the holders of more than 50% of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such event shall not be a fundamental change;

(3) our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(4) our common stock (or other common stock into which the notes are then convertible) ceases to be listed on a national securities exchange.

A fundamental change will not be deemed to have occurred, however if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares, in connection with the transaction or transactions constituting the fundamental change consists of shares of common stock traded on a national securities exchange or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become convertible into such publicly traded securities, excluding cash payments for fractional shares.

On or before the 15th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting purchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the purchase right;

•	the fundamental change purchase price;

•	the fundamental change purchase date (which may be no earlier than 15 days and no later than 30 days after the date of such notice);

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;

•

if applicable, that the notes with respect to which a fundamental change purchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change purchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to purchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the purchase right, you must deliver prior to 10:00 a.m., New York City time, on or before the business day immediately preceding the fundamental change purchase date the notes to be purchased, duly endorsed for transfer, together with a written notice of your intent to exercise your repurchase right, to the paying agent. Your purchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or a multiple thereof, provided that the remaining principal amount of notes is in an authorized denomination; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to 10:00 a.m., New York City time, on the business day prior to the fundamental change purchase date. The notice of withdrawal shall state:

•	the name of the holder;

•	the principal amount of the withdrawn notes, which must be an integral multiple of $1,000;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice, which must be an integral multiple of $1,000.

We will be required to purchase the notes on the fundamental change purchase date. You will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change purchase price of the notes, on the business day following the fundamental change purchase date, then, effective on the fundamental change purchase date:

•	the notes will cease to be outstanding and interest, including any additional interest, if any, will cease to accrue; and

•

all other rights of the holder will terminate (other than the right to receive the fundamental change purchase price and previously accrued and unpaid interest (including any additional interest) upon delivery or transfer of the notes).

Such will be the case whether or not book-entry transfer of the notes in book-entry form is made and whether or not notes in certificated form, together with the necessary endorsements, are delivered to the paying agent.

The purchase rights of the holders could discourage a potential acquirer of us. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

No notes may be purchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change purchase price of the notes.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change purchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk factors—Risks related to the notes” under the caption “We may not have sufficient cash to repurchase the notes at the option of the holder upon a fundamental change or to pay the cash payable upon conversion, which may increase your credit risk.” If we fail to purchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates. We will not be required to make an offer to purchase the notes upon a fundamental change if a third party makes the offer in the manner, at the times, and otherwise in compliance with the requirements set forth in the indenture applicable to an offer by us to purchase the notes upon a fundamental change and such third party purchases all notes validly tendered and not withdrawn upon such offer.

Consolidation, merger and sale of assets

The indenture provides that the Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not the Company) is a person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and such entity (if not the Company) expressly assumes by supplemental indenture all the obligations of the Company under the notes, the indenture and, to the extent then still operative, the registration rights agreement; and (ii) immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of, the Company under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to purchase the notes of such holder as described above.

Subordination of the notes

The payment of the principal of, and the cash portion of the conversion obligation and any interest amount on, the notes is subordinated to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all existing and future senior indebtedness of the Company. The notes will rank pari passu in right of payment to all of our other senior subordinated indebtedness of the Company and senior in right of payment to all of our subordinated indebtedness of the Company.

If we dissolve, wind-up, liquidate or reorganize, or if we are the subject of any bankruptcy, insolvency, receivership or similar proceedings, we will pay the holders of senior indebtedness in full in cash or other payment satisfactory to the holders of senior indebtedness before we pay the holders of the notes. If the notes are accelerated because of an event of default under the indenture, we must pay the holders of senior indebtedness in full all amounts due and owing thereunder before we pay the holders of the notes. The indenture will require that we must promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default under the indenture.

We may not make any payment on the notes or purchase or otherwise acquire the notes if:

•	a default in the payment of any designated senior indebtedness occurs and is continuing beyond any applicable period of grace, or

•

any other default of designated senior indebtedness occurs and is continuing that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a payment blockage notice from the persons permitted to give such notice under the indenture.

We are required to resume payments on the notes:

•	in case of a payment default of designated senior indebtedness, upon the date on which such default is cured or waived or ceases to exist, and

•

in case of a nonpayment default of designated senior indebtedness, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received.

No new period of payment blockage may be commenced for a default unless:

•	365 days have elapsed since our receipt of the prior payment blockage notice, and

•	all scheduled payments on the notes that have come due have been paid in full in cash.

No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for a subsequent payment blockage notice.

As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. These subordination provisions will not prevent the occurrence of any event of default under the indenture.

If either the trustee or any holder of notes receives any payment or distribution of our assets in contravention of these subordination provisions before all senior indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of senior indebtedness to the extent necessary to make payment in full of all senior indebtedness remaining unpaid.

A substantial portion of our consolidated operations are, and in the future may continue to be, conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, depend upon the earnings of our subsidiaries. In addition, we would be dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries will also be contingent upon our subsidiaries’ earnings and could be subject to contractual or statutory restrictions.

A substantial portion of our consolidated assets are held by our subsidiaries. Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

At December 31, 2006, we and our subsidiaries had $415.3 million of long-term debt on a consolidated basis which would rank senior to the notes, all of which relates to borrowings under our senior secured credit facility.

Neither we nor our subsidiaries are limited from incurring senior indebtedness or additional debt under the indenture. If we incur additional debt, our ability to pay our obligations on the notes could be affected. We expect from time to time to incur additional indebtedness and other liabilities.

We are obligated to pay reasonable compensation to the trustee. We will indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The trustee’s claims for such payments will be senior to the claims of the holders of the notes.

“Designated senior indebtedness” means the indebtedness under our existing senior secured credit facility and any other senior indebtedness in which the instrument creating or evidencing the indebtedness, or any related agreements or documents to which we are a party, expressly provides that such indebtedness is “designated senior indebtedness” for purposes of the indenture (provided that the instrument, agreement or other document may place limitations and conditions on the right of the senior indebtedness to exercise the rights of designated senior indebtedness).

“Indebtedness” means:

(1) all of our indebtedness, obligations and other liabilities, contingent or otherwise, (A) for borrowed money, including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or (B) evidenced by credit or loan agreements, bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to the whole of the assets of the Company or to only a portion thereof, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

(2) all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees or bankers’ acceptances;

(3) all of our obligations and liabilities, contingent or otherwise, in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet;

(4) all of our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, conditional sale or other title retention agreement, in connection with the lease of real property or improvements thereon (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property, including our obligations under such lease or related document to purchase or cause a third party to purchase such leased property or pay an agreed upon residual value of the leased property to the lessor;

(5) all of our obligations, contingent or otherwise, with respect to an interest rate or other swap, cap, floor or collar agreement or hedge agreement, forward contract or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

(6) all of our direct or indirect guaranties or similar agreements by us in respect of, and all of our obligations or liabilities to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kinds described in clauses (1) through (5); and

(7) any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kinds described in clauses (1) through (6).

“Senior indebtedness” means the principal of, and premium, if any, interest, including any interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in the proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, indebtedness of the Company, whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing. Senior indebtedness does not include:

(1) indebtedness that expressly provides that such indebtedness (a) shall not be senior in right of payment to the notes, (b) shall be equal or junior in right of payment to the notes, or (c) shall be junior in right of payment to any of our other indebtedness;

(2) any indebtedness to any of our majority-owned subsidiaries, other than indebtedness to our subsidiaries arising by reason of guarantees by us of indebtedness of such subsidiary to a person that is not our subsidiary; and

(3) indebtedness for trade payables or the deferred purchase price of assets or services incurred in the ordinary course of business.

“Senior subordinated indebtedness” means, with respect to us, the notes and any other indebtedness of ours that specifically provides that such indebtedness is to have the same rank as the notes in right of payment and is not subordinated by its terms in right of payment to any indebtedness or other obligations of ours that is not senior indebtedness.

“Subordinated indebtedness” means, with respect to us, any indebtedness of ours that specifically provides that such indebtedness is subordinated to the notes.

We will not incur, directly or indirectly, or otherwise become liable for any indebtedness which is subordinated or junior in right of payment to any senior indebtedness unless such indebtedness is senior subordinated indebtedness or is subordinated indebtedness. This covenant will not limit our ability to incur unsecured senior indebtedness.

Events of default

Each of the following is an event of default:

(1) default in any payment of interest, including any additional interest (as required by the registration rights agreement described in “Registration rights”) on any note when due and payable and the default continues for a period of 30 days;

(2) default in the payment of principal of any note when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise;

(3) failure by the Company to comply with its obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right and such failure continues for a period of ten days;

(4) failure by the Company to give a fundamental change notice or notice of a specified corporate transaction as described under “—Conversion upon specified corporate transactions,” in each case when due;

(5) failure by the Company to comply with its obligations under “Consolidation, merger and sale of assets”;

(6) failure by the Company for 90 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of its other agreements contained in the notes or indenture;

(7) a failure to pay when due at maturity or a default by the Company or any subsidiary in the payment of the principal or interest on any mortgage, agreement or other instrument which results in the acceleration of maturity of any indebtedness for money borrowed in excess of $25 million in the aggregate of the Company and/or any subsidiary, whether such indebtedness now exists or shall hereafter be created (but excluding intercompany indebtedness), unless such failure is cured or such acceleration is rescinded, stayed or annulled within 10 days after receipt by the Company of written notice of default is given to the Company from the trustee or the holders of at least 25% in principal amount of the notes then outstanding;

(8) certain events of bankruptcy, insolvency, or reorganization of the Company or significant subsidiaries (the “bankruptcy provisions”); and

(9) a final judgment for the payment of $10 million or more (excluding any amounts covered by insurance) rendered against the Company or any significant subsidiary, which judgment is not discharged or stayed within 60 days after (I) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

If an event of default occurs and is continuing, the trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding notes by notice to the Company and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, including additional interest, if any, on all the notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization, involving us or a significant subsidiary, 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable. Upon such a declaration, such principal and accrued and unpaid interest, including any additional interest will be due and payable immediately.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest, including any additional interest) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest, including additional interest, on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest, including any additional interest, when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an event of default is continuing;

(2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. The Company also is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Modification and amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the amount of notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the stated time for payment of interest, including additional interest, on any note;

(3) reduce the principal of or extend the stated maturity of any note;

(4) make any change that adversely affects the conversion rights of any notes;

(5) reduce the fundamental change purchase price of any note or amend or modify in any manner adverse to the holders of notes the Company’s obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6) make any note payable in money other than that stated in the note;

(7) impair the right of any holder to receive payment of principal and interest, including additional interest, on such holder’s notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder’s notes; or

(8) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.

Without the consent of any holder, the Company and the trustee may amend the indenture to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of the Company under the indenture;

(3) provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code);

(4) add guarantees with respect to the notes;

(5) secure the notes;

(6) add to the covenants of the Company for the benefit of the holders or surrender any, right or power conferred upon the Company;

(7) make any change that does not materially adversely affect the rights of any holder;

(8) comply with any requirement of the Commission in connection with the qualification of the indenture under the Trust Indenture Act; or

(9) conform the provisions of the indenture to the “Description of notes” section in this prospectus.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any repurchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in respect of notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Book-entry, settlement and clearance

The global notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons, which we refer to as the global notes. Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC, which we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•

upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•

ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, and interest (including any additional interest) with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•

we, at our option, notify the trustee that we elect to cause the issuance of certificated notes, subject to DTC’s procedures (DTC has advised that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global notes at the request of each DTC participant); or

•	an event of default in respect of the notes has occurred and is continuing, and the trustee has received a request from DTC.

In addition, beneficial interests in a global note may be exchanged for certificated notes upon request of a DTC participant by written notice given to the trustee by or on behalf of DTC in accordance with customary procedures of DTC.

Registration Rights

We entered into a registration rights agreement with the initial purchasers of the notes.

When we use the term “registrable securities” in this section, we are referring to the notes and the common stock issuable upon conversion of the notes until the earliest of:

•	the effective registration under the Securities Act and the resale, transfer or disposal of the securities in accordance with the registration statement;

•

the securities become eligible to be sold pursuant to Rule 144(k) or any successor provision (assuming such securities are not then owned, and were not previously owned in the immediately preceding two-year period, by an affiliate of Headwaters);

•

the sale or distribution of the registrable securities pursuant to Rule 144 under the Securities Act, under circumstances in which any legend borne by such securities relating to restrictions on transferability thereof, under the Securities Act or otherwise, is removed pursuant to the Indenture; or

•	the registrable securities cease to be outstanding (including, in the case of the Notes, upon conversion).

Subject to certain rights to suspend use of the shelf registration statement, of which this prospectus is a part, we will use commercially reasonable efforts to keep the shelf registration statement continuously effective until the earliest of (1) the second anniversary of the date of the original issuance of the notes and (2) such time as all of the notes and the common stock issuable on the conversion thereof cease to be outstanding or have either been (i) sold or otherwise transferred pursuant to an effective registration statement, (ii) sold pursuant to Rule 144 under circumstances in which any legend borne by the notes or common stock relating to restrictions on transferability thereof is removed or (iii) such notes or common stock are eligible to be sold pursuant to Rule 144(k) or any successor provision (assuming such notes are not then owned, and were not previously owned, by an affiliate of ours).

We may suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement during specified periods (not to exceed 120 days in the aggregate in any 12 month period) in certain circumstances, including circumstances relating to pending corporate developments. We need not specify the nature of the event giving rise to a suspension in any notice to holders of the notes of the existence of a suspension.

The following requirements and restrictions will generally apply to a holder selling the securities pursuant to the shelf registration statement, of which this prospectus is a part:

•	the holder will be required to be named as a selling securityholder in the prospectus;

•	the holder will be required to deliver a prospectus to purchasers;

•	the holder will be subject to some of the civil liability provisions under the Securities Act in connection with any sales; and

•	the holder will be bound by the provisions of the registration rights agreement which are applicable to the holder (including indemnification obligations).

We agreed to pay predetermined additional interest as described herein, which we refer to as additional interest, to holders of the notes if the prospectus is unavailable for periods in excess of those permitted above. The additional interest, if any, is payable at the same time and in the same manner and to the same persons as ordinary interest. The additional interest will accrue until a failure to file or become effective or unavailability is cured in respect of any notes required to bear the legend set forth in “Transfer restrictions,” at a rate per year equal to 0.25% for the first 90 days after the occurrence of the event and 0.5% after the first 90 days of the outstanding principal amount thereof. However, no additional interest will accrue following the end of the period during which we are required to use commercially reasonable efforts to keep the shelf registration statement effective. In addition, no additional interest will be payable in respect of shares of common stock into which the notes have been converted.

If a holder converts some or all of its notes into common stock when there exists a registration default with respect to the common stock, the holder will not be entitled to receive additional interest on such common stock. Such holder will receive, on the settlement date for any notes submitted for conversion during a registration default, accrued and unpaid additional interest to the conversion date relating to such settlement date. If a registration default with respect to the common stock occurs after a holder has converted its notes into common stock, such holder will not be entitled to any compensation with respect to such common stock.

The additional interest will accrue from and including the date on which any registration default occurs to but excluding the earlier of (1) the date on which all registration defaults have been cured and (2) the date the shelf registration statement is no longer required to be kept effective. We will have no other liabilities for monetary damages with respect to our registration obligations, except that if we breach, fail to comply with or violate some provisions of the registration rights agreement, the holders of the notes may be entitled to equitable relief, including injunction and specific performance.

We will pay all expenses of the shelf registration statement, provide to each registered holder named as a selling securityholder copies of the related prospectus, notify each registered holder named as a selling securityholder when the shelf registration statement has become effective and take certain other actions that are required to permit, subject to the foregoing, unrestricted resales of the notes and the shares of common stock issued upon conversion of the notes.

The summary herein of provisions of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available upon request as described under “Documents incorporated by reference.”

Trustee

Wells Fargo Bank, National Association is the trustee, security registrar, paying agent and conversion agent. Wells Fargo Bank, National Association, in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We maintain banking relationships in the ordinary course of business with the trustee and its affiliates, and it is trustee for our 2 7/8% Convertible Notes.

We will provide to the trustee, upon request, within 15 days after we are required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may prescribe) which we are required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act. If we are not required to file information, documents or reports pursuant to either of those sections, then we will provide to the trustee upon request and to the Commission such reports as may be prescribed by the Commission at such time.

Governing Law

The notes and the indenture are governed by, and construed in accordance with, the laws of the state of New York.

Description of capital stock

This section describes the general terms and provisions of the shares of our common stock, par value $0.001 per share and preferred stock, par value $0.001 per share. The summary is not complete and is qualified in its entirety by reference to the description of our common stock incorporated by reference in this prospectus. We have also filed our certificate of incorporation and our bylaws as exhibits to our Form 10-K. You should read our certificate of incorporation and our bylaws for additional information before you buy any of the notes offered hereby. See “Where you can find more information” and “Documents incorporated by reference.”

Common stock

As of December 31, 2006, our authorized common stock was 100 million shares, of which 42.3 million shares were issued and outstanding. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and are not entitled to cumulative voting rights. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends out of assets legally available therefor as our board of directors may from time to time determine. Upon liquidation, dissolution or winding up of our company, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred stock

As of December 31, 2006, our authorized preferred stock was 10 million shares, none of which were issued and outstanding.

We may issue preferred stock with such designations, powers, preferences and other rights and qualifications, limitations or restrictions as our board of directors may authorize, without further action by our stockholders, including but not limited to:

•	the distinctive designation of each series and the number of shares that will constitute such series;

•	the voting rights, if any, of shares of the series and the terms and conditions of such voting rights;

•

the dividend rate on the shares of the series, the dates on which dividends are payable, any restriction, limitation or condition upon the payment of dividends, whether dividends will be cumulative and the dates from and after which dividends shall accumulate;

•	the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if such shares are redeemable;

•	the terms and conditions of a sinking or purchase fund for the purchase or redemption of shares of the series, if such a fund is provided;

•	any preferential amount payable upon shares of the series in the event of the liquidation, dissolution or winding up of, or upon the distribution of any of our assets; and

•

the prices or rates of conversion or exchange at which, and the terms and conditions on which, the shares of such series may be converted or exchanged into other securities, if such shares are convertible or exchangeable.

Anti-takeover provisions of Delaware law and charter provisions

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly-held Delaware corporation from engaging in a “business combination,” except under certain circumstances, with an “interested stockholder” for a period of three years following the date such person became an “interested stockholder” unless:

•

before such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the interested stockholder becoming an interested stockholder;

•

upon the consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who also are officers of the corporation and shares held by employee stock plans; or

•

at or following the time such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% the outstanding voting stock of the corporation which is not owned by the interested stockholder.

The term “interested stockholder” generally is defined as a person who, together with affiliates and associates, owns, or, within the three years prior to the determination of interested stockholder status, owned, 15% or more of a corporation’s outstanding voting stock. The term “business combination” includes mergers, asset or stock sales and other similar transactions resulting in a financial benefit to an interested stockholder. Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The ability of the board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, without further stockholder action, may be deemed to have anti-takeover effect and may discourage takeover attempts not first approved by the board of directors, including takeovers which stockholders may deem to be in their best interests. If takeover attempts are discouraged, temporary fluctuations in the market price of our common stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the ability of our board of directors to issue preferred stock without further stockholder action, including adoption of a stockholders rights plan using preferred stock rights, could also delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if the removal or assumption would be beneficial to our stockholders. These provisions could also discourage or inhibit a merger, tender offer or proxy contests, even if favorable to the interests of stockholders, and could depress the market price of our common stock. In addition, our bylaws provide that our board of directors is divided into three classes, a separate class to be elected each year, making it more difficult to replace the entire board of directors or remove individual directors. In addition, our bylaws may be amended by action of the board of directors.

Limitation of liability and indemnification

Delaware law permits, and our certificate of incorporation contains, provisions eliminating a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as (i) for any breach of the director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under Section 174 of the Delaware General Corporation Law for improper dividends, repurchases or redemptions of stock or (iv) for any transaction from which the director derives an improper personal benefit. These provisions do not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities law. We have put in place agreements with our directors and executive officers containing provisions indemnifying our directors and officers to the fullest extent permitted by Delaware General Corporation Law. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as our directors.

Transfer agent

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Material United States federal income tax considerations

General

The following is a discussion of the material U.S. federal income tax consequences of the holding, disposition and conversion of the notes and the holding and disposition of shares of our common stock and is applicable to holders who hold the notes and shares of our common stock issued upon conversion of notes as capital assets. This discussion, insofar as it relates to U.S. federal income tax law and legal conclusions with respect thereto, represents the opinion of our counsel, Pillsbury Winthrop Shaw Pittman LLP, and is based on the Internal Revenue Code (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the tax consequences that may be relevant to a particular holder or to holders subject to special treatment under the Code, such as financial institutions, broker dealers, insurance companies, former U.S. citizens or long-term residents, tax-exempt organizations, persons that are, or that hold their notes through, partnerships or other pass-through entities, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, or persons that hold notes as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes. Except as specifically provided below with respect to non-U.S. holders (as described below), the discussion is limited to holders of notes that are U.S. holders.

For purposes of this discussion, a U.S. holder means a beneficial owner of notes that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States,

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia,

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source or

•

any trust if (i) the administration of the trust is subject to the primary supervision of a court in the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

If a partnership, including an entity that is treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of the notes, the treatment of a partner in the partnership will depend on the status of the partner and the activities of the partnership. A non-U.S. holder means any beneficial owner of a note that is not a U.S. holder.

If you are considering buying the notes, we urge you to consult your tax advisor about the particular federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of the notes and the application of the U.S. federal income tax laws to your particular situation.

U.S. holders

Interest

A U.S. holder of the notes will be required to report interest earned on the notes as ordinary income in accordance with the U.S. holder’s regular method of tax accounting. If the terms of a debt instrument entitle a holder to receive payments, other than certain fixed periodic interest payments, that, in the aggregate, exceed the issue price of the instrument, the debt instrument may be treated as issued with “original issue discount,” in which case the holder would be required to accrue interest income using a constant yield method over the term of the instrument. The notes were issued without original issue discount for U.S. federal income tax purposes.

Disposition of notes

Upon the sale, exchange, redemption, retirement, repurchase or other taxable disposition of a note (other than a conversion into a combination of cash and common shares), a U.S. holder will recognize capital gain or loss equal to the difference (if any) between the amount realized (other than amounts attributable to accrued but unpaid stated interest which will be taxable as ordinary income if not previously included in such holder’s income) and such U.S. holder’s tax basis in the note. The U.S. holder’s tax basis for a note will be the purchase price for the note. Subject to the market discount rules discussed below under “Market discount and bond premium,” this gain or loss will be treated as long-term capital gain or loss if the note was held for more than one year. Long-term capital gain recognized by certain noncorporate U.S. holders, including individuals, will be subject to a reduced tax rate. Subject to limited exceptions, capital losses cannot be used to offset a U.S. holder’s ordinary income.

Market discount and bond premium

If a U.S. holder purchases a note for an amount less than its principal amount, the difference will be treated as market discount. Under the market discount rules, such holder will be required, subject to a de minimis exception, to treat any gain on the sale, exchange, retirement or other disposition of the note as ordinary income to the extent of the market discount that has not previously been included in income and that is treated as having accrued on such note at the time of such payment or disposition. If a note with accrued market discount is converted into common shares pursuant to the conversion feature, the amount of such accrued market discount not previously included in income generally will be taxable as ordinary income upon disposition of the common shares. In addition, a U.S. holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the note.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless a U.S. holder elects to accrue under a constant yield method. Such holder may elect to include market discount in income currently as it accrues (on either a ratable or constant yield method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired by a U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

If you purchase a note for an amount in excess of its principal amount, plus accrued interest, you generally may elect to amortize that premium from the purchase date to the note’s maturity date under a constant yield method. Amortizable premium, however, will not include any premium attributable to the value of a note’s conversion feature. Amortizable premium can only offset interest income on a note and may not be deducted against other income. An election to amortize premium on a constant yield method, once made, generally applies to all debt obligations held or subsequently acquired by such holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

The rules regarding market discount and amortizable premium are complex, and U.S. holders should consult their own tax advisors regarding these rules.

Conversion of notes

If we satisfy the conversion obligation in part cash and part common shares, the U.S. federal income tax treatment will depend upon whether the conversion is characterized as a recapitalization or as in part a conversion and in part a redemption of the notes. If the conversion of the notes constitutes a recapitalization, a U.S. holder will recognize as taxable income any gain realized in the conversion to the extent of the cash received (excluding amounts or shares allocable to interest, which will be taxable as ordinary income if not previously included in such holder’s income, and cash received in lieu of a fractional common share), but no loss will be recognized on such conversion. The gain recognized will be taxed as described under “—Disposition of notes” above. The holder’s tax basis in the common shares permitted to be received tax-free will equal the holder’s tax basis in the corresponding note (reduced by any tax basis allocable to a fractional common share), less the amount of cash received (excluding amounts allocable to accrued but unpaid interest and cash received in lieu of a fractional common share), plus the amount of taxable gain recognized on the conversion. The holder’s holding period for the common shares received will include the holding period for the corresponding note (except for any common shares received allocable to accrued but unpaid interest, which will have a holding period beginning on the day after receipt). Cash received in lieu of a fractional common share upon conversion of the notes will be treated as a payment in exchange for the fractional share. Accordingly, subject to the market discount rules discussed above under “Market discount and bond premium,” the receipt of cash in lieu of a fractional common share will result in capital gain or loss measured by the difference between the cash received for the fractional share and the holder’s adjusted tax basis allocable to the fractional share.

If the conversion of the notes is instead treated as in part a conversion into common shares and in part a payment in redemption of the notes, a U.S. holder would not recognize any income, gain or loss with respect to the portion of the notes considered to be converted into common shares (excluding shares allocable to interest, which will be taxable as ordinary income if not previously included in such holder’s income, and cash received in lieu of a fractional common share). Cash received in lieu of a fractional common share upon conversion of the notes will be treated as a payment in exchange for the fractional share. Accordingly, subject to the market discount rules discussed above under “Market discount and bond premium,” the receipt of cash in lieu of a fractional common share will result in capital gain or loss measured by the difference between the cash received for the fractional share and the holder’s adjusted tax basis allocable to the fractional share. The U.S. holder’s tax basis in the common shares received upon conversion of the notes would be equal to the holder’s tax basis in the portion of the note treated as converted (reduced by any tax basis allocable to a fractional common share), and increased to the extent of any interest inclusion (to the extent not previously included in income). The holder’s holding period for the common shares received will include the holding period for the portion of the note treated as converted (except for any common shares received allocable to accrued but unpaid interest, which will have a holding period beginning on the day after receipt). The cash received with respect to the portion of the notes considered to be redeemed would likely be treated as received in redemption of such portion. In that event, a U.S. holder would recognize gain or loss equal to the difference between the amount of cash received (excluding amounts allocable to interest, which will be taxable as ordinary income if not previously included in such holder’s income) and the U.S. holder’s adjusted tax basis allocable to such portion of the notes exchanged therefor. The gain or loss recognized will be taxed as described under “—Disposition of notes” above.

Alternatively, in the event that we satisfy the conversion obligation entirely in cash, a U.S. holder will recognize gain or loss equal to the difference between the proceeds received by the holder (excluding amounts attributable to accrued but unpaid interest which will be taxable as ordinary income if not previously included in such holder’s income) and the holder’s adjusted tax basis in the note. See “—Disposition of notes” above.

Adjustment of conversion rate

The conversion rate of the notes is subject to adjustment under certain circumstances (see “Description of notes—Conversion rights—Conversion rate adjustments”). Certain adjustments to (or failures to make such adjustments to) the conversion rate of the notes that increase a U.S. holder’s proportionate interest in our assets or earnings and profits may result in a taxable constructive distribution to the holder, whether or not the holder ever converts the notes. This would occur, for example, upon an adjustment to the conversion rate to compensate U.S. holders of notes for distributions of cash or property to our shareholders. Any such constructive distribution will be treated as a dividend for tax purposes, resulting in ordinary income, to the extent of our current or accumulated earnings and profits. As a result, U.S. holders could have taxable income as a result of an event pursuant to which they receive no cash or property. A U.S. holder’s tax basis in a note will be increased to the extent any such constructive distribution is treated as a dividend. Moreover, if there is an adjustment (or a failure to make an adjustment) to the conversion rate of the notes that increases the proportionate interest of the holders of outstanding common shares in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the common shares will be treated as a constructive distribution to such holders of common shares, taxable as described below.

Distributions on common stock

Distributions paid on our common stock received upon conversion of a note, other than certain pro rata distributions of common shares, will be treated as a dividend to the extent paid out of current or accumulated earnings and profits and will be includible in income by the U.S. holder. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. holder’s investment, up to the U.S. holder’s tax basis in the common stock. Any remaining excess will be treated as a capital gain. Dividends received by a corporate U.S. holder may qualify for a dividends-received deduction and dividends received by noncorporate U.S. holders, including individuals, may currently qualify for preferential rates of taxation; however, in each case, certain holding period and other limitations apply.

Disposition of common stock

Subject to the market discount rules discussed above under “Market discount and bond premium,” gain or loss realized by a U.S. holder on the sale or other disposition of our common stock received upon conversion of a note will be capital gain or loss for U.S. federal income tax purposes, and will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock is more than one year (including the holder’s holding period for the converted note, if applicable). Long-term capital gain recognized by noncorporate U.S. holders, including individuals, will be subject to a reduced tax rate. The amount of the U.S. holder’s gain or loss will be equal to the difference between the U.S. holder’s adjusted tax basis in the common stock disposed of and the amount realized on the disposition.

Non-U.S. holders

The rules governing the U.S. federal income taxation of non-U.S. holders are complex, and no attempt will be made herein to provide more than a summary of such rules. Prospective non-U.S. holders should consult with their own tax advisors to determine the impact of federal, state, local, and non-U.S. laws with regard to the notes.

Interest

A non-U.S. holder will not be subject to U.S. federal income or withholding tax on payments of interest on a note, provided that

•	the non-U.S. holder is not:

•	a direct or indirect, actual or constructive, owner of 10% or more of the total voting power of all our voting stock,

•	a controlled foreign corporation related, directly or indirectly, to us through stock ownership or

•	a bank whose receipt of interest on a note is pursuant to a loan agreement entered into in the ordinary course of business;

•	such interest payments are not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States; and

•

we or our paying agent receives certain information from the non-U.S. holder (or a financial institution that holds the notes in the ordinary course of its trade or business), including certification that such holder is a non-U.S. holder.

A non-U.S. holder that is not exempt from tax under these rules will be subject to U.S. federal income tax withholding at a rate of 30% unless:

•	the income is effectively connected with the conduct of a U.S. trade or business (and is attributable to a U.S. permanent establishment under an applicable income tax treaty) or

•	an applicable income tax treaty provides for a lower rate of, or exemption from, withholding tax.

Except to the extent provided by an applicable income tax treaty, interest on a note that is effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally (and, if received by corporate holders, may also be subject to a 30% branch profits tax unless reduced or prohibited by an applicable income tax treaty). If interest is subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, payments of such interest will not be subject to U.S. withholding tax so long as the non-U.S. holder provides us or the paying agent with an IRS Form W-8ECI. To claim the benefit of an applicable income tax treaty, the non-U.S. holder must timely provide the appropriate and properly executed IRS forms.

Conversion of notes

A non-U.S. holder will not be subject to U.S. federal income or withholding tax upon receipt of shares of our common stock on the conversion of the notes (excluding shares allocable to interest). To the extent a non-U.S. holder recognizes any gain as a result of the receipt of cash in the conversion (including the receipt of cash in lieu of a fractional common share upon conversion), such gain would be subject to the rules described below under “—Disposition of notes or common stock” with respect to the sale or exchange of a note. To the extent that a non-U.S. holder receives upon conversion any cash or common shares attributable to accrued but unpaid interest not previously included in income, such shares would be subject to the rules described above for interest.

Adjustment of conversion rate

The conversion rate of the notes is subject to adjustment in certain circumstances. Any such adjustment (or failure to make such adjustment) could, in certain circumstances, give rise to a deemed distribution to non-U.S. holders. See “—U.S. Holders—Adjustment of Conversion Rate” above. In such case, the deemed distribution would be subject to the rules described below under “—Distributions on Common Stock” regarding taxation and withholding of U.S. federal income tax on dividends in respect of common shares. Any resulting withholding tax attributable to deemed dividends would be collected from interest payments made on the notes or, if appropriate, from the proceeds on sale or conversion of the notes.

Distributions on common stock

Dividends paid to a non-U.S. holder on our common stock will be subject to U.S. withholding tax at a 30% rate, subject to reduction under an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN (or applicable successor form) certifying its entitlement to benefits under an applicable income tax treaty. A non-U.S. holder who is subject to withholding tax under such circumstances should consult its own tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.

Except to the extent provided by an applicable income tax treaty, dividends on our common stock (or constructive dividends, see “—Adjustment of conversion rate” above) that are effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally (and, if received by corporate holders, may also be subject to a 30% branch profits tax unless reduced or prohibited by an applicable income tax treaty). If dividends (or constructive dividends) are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, payments of dividends will not be subject to U.S. withholding tax so long as the non-U.S. holder provides us or the paying agent with an IRS Form W-8ECI. To claim the benefit of an applicable income tax treaty, the non-U.S. holder must timely provide the appropriate and properly executed IRS forms.

Disposition of notes or common stock

Subject to the rules described below under “—Information reporting and backup withholding,” a non-U.S. holder will not be subject to U.S. federal income or withholding tax on gain from the sale or other taxable disposition of a note or common shares unless:

•

such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States and, if the non-U.S. holder is entitled to the benefits under an applicable income tax treaty, attributable to a permanent establishment or a fixed base in the United States,

•	such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and meets certain other requirements or

•	we are or have been a U.S. real property holding corporation at any time within the shorter of the five year period preceding such sale or other taxable disposition and the period during which the

non-U.S. holder held the notes or common shares. We believe that we are currently not a U.S. real property holding corporation for U.S. federal income tax purposes, but there is no assurance that we will not become one in the future. If we become a U.S. real property holding corporation, any gain realized on such sale or other taxable disposition by a non-U.S. holder will be subject to U.S. federal income tax if our stock is no longer regularly traded on an established securities market (as defined in the applicable Treasury regulations) and, with respect to the notes, the non-U.S. holder holds notes that, on the date of their acquisition, had a fair market value greater than 5% of the value of our stock.

Except to the extent provided by an applicable income tax treaty, a non-U.S. holder will be subject to U.S. federal income tax with respect to gain from the sale or disposition of a note or shares of common stock that is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and non-U.S. holders that are corporations may also be subject to a 30% branch profits tax unless reduced or prohibited by an applicable income tax treaty). If such gain is realized by a non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year, then such individual will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains from U.S. sources (including gains from the sale or other disposition of the notes) exceed capital losses allocable to U.S. sources. To claim the benefit of an applicable income tax treaty, the non-U.S. holder must timely provide the appropriate and properly executed IRS forms.

Information reporting and backup withholding

Information returns may be filed with the IRS in connection with payments on the notes, the common stock and the proceeds from a sale or other disposition of the notes or the common stock. A non-exempt U.S. holder may be subject to U.S. backup withholding tax on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. A non-U.S. holder may be subject to U.S. information reporting and backup withholding tax on these payments unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person. The certification procedures required of non-U.S. holders to claim the exemption from withholding tax on certain payments on the notes, described above, will satisfy the certification requirements necessary to avoid the backup withholding tax as well. Copies of applicable IRS information returns may be made available, under the provisions of an applicable income tax treaty or agreement, to the tax authorities of the country in which the non-U.S. holder resides. The amount of any backup withholding from a payment will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Selling securityholders

We originally issued the notes in a private placement to J.P. Morgan Securities, Inc., Deutsche Bank, Morgan Stanley & Co. Incorporated, Canaccord Adams Inc., Stephens Inc. and Wedbush Morgan Securities, Inc. as initial purchasers, on January 22, 2007 pursuant to Section 4(2) of the Securities Act. The notes were resold by the initial purchasers to qualified institutional buyers under Rule 144A under the Securities Act. Those purchasers may have made subsequent transfers of the notes to purchasers that are qualified institutional buyers pursuant to Rule 144A. We have no knowledge whether the selling securityholders listed below received the notes on the initial distribution or through subsequent transfers after the close of the initial private placement.

The notes and our shares of common stock to be issued upon conversion of the notes are being registered pursuant to a registration rights agreement between us and the initial purchasers. In that agreement, we undertook to file a registration statement with respect to the notes and our shares of common stock issuable upon conversion of the notes and, subject to certain exceptions, to use commercially reasonable efforts to keep the shelf registration statement continuously effective until the earliest of (1) the second anniversary of the date of the original issuance of the notes and (2) such time as all of the notes and the common stock issuable on the conversion thereof cease to be outstanding or have either been (i) sold or otherwise transferred pursuant to an effective registration statement, (ii) sold pursuant to Rule 144 under circumstances in which any legend borne by the notes or common stock relating to restrictions on transferability thereof is removed or (iii) such notes or common stock are eligible to be sold pursuant to Rule 144(k) or any successor provision (assuming such notes are not then owned, and were not previously owned, by an affiliate of ours). See “Description of notes—Registration rights.” The selling securityholders, which term includes their transferees, pledges, donees and successors, may from time to time offer and sell pursuant to this prospectus any and all of the notes and the shares of our common stock issuable upon conversion of the notes. Upon request by a selling securityholder following the effectiveness of the registration statement of which this prospectus is a part, we will file a prospectus supplement naming those transferees, donees or pledgees or their successors who are able to offer and sell the notes and the underlying common stock pursuant to this prospectus. We have included as Annex A a form of notice and questionnaire to be completed and delivered by a holder interested in selling notes or common stock pursuant to this prospectus.

The following table sets forth information that we have received through April 13, 2007 regarding the principal amount of notes and the underlying common stock, beneficially owned by each selling securityholder, that may be offered using this prospectus. Information with respect to selling securityholders and beneficial ownership of the notes is based upon information provided by or on behalf of the selling securityholders. Unless otherwise described below, no selling securityholder nor any of its affiliates is a broker-dealer, has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus. No selling securityholder that is a broker-dealer acquired the notes as compensation for underwriting activities, purchased the securities outside of the ordinary course of business or, at the time of the purchase of the securities, had any agreements or understandings, directly or indirectly, with any person to distribute the securities. Selling securityholders that are affiliates of broker-dealers purchased the securities in the ordinary course of business and at the time of the purchase of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. If, after the date of this prospectus, a securityholder notifies us pursuant to the registration rights agreement of its intent to dispose of notes pursuant to the registration statement, we may supplement this prospectus to include that information. With respect to any securityholder who acquires notes after the effectiveness of this registration statement, we may supplement this prospectus under the Securities Act to add that securityholder to the table.

A selling securityholder may offer all, some or none of the notes or the shares of the common stock issuable upon conversion of the notes. Accordingly, no estimate can be given as to the amount or percentage of the notes or our common stock that will be held by the selling securityholders upon termination of sales pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or disposed of all or a portion of their notes since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act. Information about the selling securityholders may change over time. Changed information regarding selling securityholders will be set forth in an amendment to the registration statement, of which this prospectus is a part, or a supplement to this prospectus, as required by law.

Name	Principal Amount of Notes Beneficially Owned that may be Offered ($)	Percentage of Notes Outstanding (%)	Number of Shares of Common Stock Beneficially Owned (1)	Number of Shares of Common Stock that may be Offered (1)	Percentage of Common Stock Outstanding (%) (2)	Number of Shares of Common Stock upon Completion of the Offering (3)
AHFP Context (7)	$410,000	*	13,908	13,908	*	0

Alexandra Global Master Fund Ltd. (8)	$5,000,000	3.1%	169,618	169,618	*	0

Altma Fund SICA V PLC in respect of the Grafton Sub Fund (9)	$1,550,000	*	52,581	52,581	*	0

Calamos Market Neutral Income Fund – Calamos Investment Trust (10)	$3,500,000	2.2%	118,732	118,732	*	0

Calyon S/A (4)(11)	$500,000	*	16,961	16,961	*	0

Canadian Imperial Holdings Inc. (4)(12)	$10,000,000	6.3%	339,236	339,236	*	0

CASAM Context Offshore Advantage Fund Limited (13)	$900,000	*	30,531	30,531	*	0

Name	Principal Amount of Notes Beneficially Owned that may be Offered ($)	Percentage of Notes Outstanding (%)	Number of Shares of Common Stock Beneficially Owned (1)	Number of Shares of Common Stock that may be Offered (1)	Percentage of Common Stock Outstanding (%) (2)	Number of Shares of Common Stock upon Completion of the Offering (3)
CBARB, a segregated account of Geode Capital Master Fund Ltd. (14)	$5,250,000	3.3%	178,098	178,098	*	0

CC Arbitrage, Ltd. (4)(15)	$5,500,000	3.4%	186,579	186,579	*	0

CNH CA Master Account, L.P. (16)	$2,000,000	1.3%	67,847	67,847	*	0

Context Advantage Master Fund, L.P. (17)	$5,100,000	3.2%	173,010	173,010	*	0

CQS Convertible and Quantitative Strategies Master Fund (18)	$2,000,000	1.3%	67,847	67,847	*	0

Finch Tactical Plus Class B (19)	$220,000	*	7,463	7,463	*	0

Fore Convertible Master Fund, Ltd. (20)	$5,000	*	336 (21)	169	*	167

GLG Market Neutral Fund GLG Partners LP (22)	$16,000,000	10%	542,777	542,777	1.3%	0

Goldman Sachs & Co. Profit Sharing Master Trust (23)	$24,000	*	5,681 (24)	814	*	4,867

Name	Principal Amount of Notes Beneficially Owned that may be Offered ($)	Percentage of Notes Outstanding (%)	Number of Shares of Common Stock Beneficially Owned (1)	Number of Shares of Common Stock that may be Offered (1)	Percentage of Common Stock Outstanding (%) (2)	Number of Shares of Common Stock upon Completion of the Offering (3)
Highbridge Convertible Arbitrage Master Fund, L.P. (26)	$4,700,000	2.9%	159,440	159,440	*	0

Highbridge International LLC (27)	$11,800,000	7.4%	400,298	400,298	*	0

Institutional Benchmarks Series (Master Feeder) Limited in respect of Alcor series (28)	$230,000	*	7,802	7,802	*	0

Jefferies & Company, Inc. (5)(29)	$9,500,000	5.9%	365,607 (30)	322,274	*	43,333

KBC Financial Products USA Inc. (5)(31)	$2,000,000	1.3%	67,847	67,847	*	0

Lyxor/Context Fund LTD (4)(32)	$1,210,000	*	41,047	41,047	*	0

OZ Special Funding (OZMD) LP (18)(33)	$1,976,000	1.2%	462,166 (34)	67,033	*	395,133

Pimco Convertible Fund (35)	$300,000	*	10,177	10,177	*	0

RCG Latitude Master Fund, Ltd. (4)(36)	$4,480,000	2.8%	151,977	151,977	*	0

RCG PB LTD (4)(37)	$2,170,000	1.4%	73,614	73,614	*	0

Royal Bank of Canada (4)(38)	$15,500,000	9.7%	525,815	525,815	1.2%	0

S.A.C. Arbitrage Fund, LLC (39)	$2,000,000	1.3%	67,847	67,847	*	0

Satellite Convertible Arbitrage Master Fund LLC (40)	$10,000,000	6.3%	339,236	339,236	*	0

Name	Principal Amount of Notes Beneficially Owned that may be Offered ($)	Percentage of Notes Outstanding (%)	Number of Shares of Common Stock Beneficially Owned (1)	Number of Shares of Common Stock that may be Offered (1)	Percentage of Common Stock Outstanding (%) (2)	Number of Shares of Common Stock upon Completion of the Offering (3)
UBS AG London FBO WCBP (4)(41)	$1,500,000	*	108,891 (42)	50,885	*	58,006

UBS Securities LLC (5)(43)	$250,000	*	137,741 (44)	8,480	*	129,261

Waterstone Market Neutral Mac51 (46)	$752,000	*	125,310 (47)	25,510	*	99,800

Waterstone Market Neutral Master Fund, Ltd. (48)	$1,248,000	*	209,202 (49)	42,336	*	166,866

Worldwide Transactions Limited (50)	$380,000	*	12,890	12,890	*	0

Xavex Convertible Arbitrage 5 (4) (51)	$350,000	*	11,873	11,873	*	0

GCOF-H4 (52)	$200,000	*	6,784	6,784	*	0

Polygon Global Opportunities Master Fund (53)	$24,000,000	15%	814,166	814,166	2.0%	0

Unidentified Selling Securityholders or future transferees, pledges, donees or successors and such holders (54)	$7,495,000	4.7%	254,257	254,257	*	0

*	Less than 1%.
(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 33.9236 shares of common stock per $1,000 principal amount of notes. However, this conversion rate will be subject to adjustment as described under “Description of notes – Conversion rights.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.
(2)	Calculated based on Rule 13d-3(d)(1), using 42,300,000 shares of common stock outstanding as of December 31, 2006. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder’s notes, but we did not assume conversion of any other holder’s notes.
(3)	Because a selling securityholder may sell all or a portion of the notes and common stock issuable upon conversion of the notes pursuant to this prospectus, an estimate cannot be given as to the number of percentage of notes and common stock that the selling securityholder will hold upon consummation of any sales. The information presented assumes that all of the selling securityholders will fully convert the notes for cash and shares of our common stock and that the selling securityholders will sell all shares of our common stock that they received pursuant to such conversion.

(4)	This selling securityholder has identified itself as an affiliate of a registered broker-dealer and has represented to us that such selling securityholder acquired its notes or underlying common stock in the ordinary course of business and, at the time of the purchase of the notes or the underlying common stock, such selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the notes or underlying common stock. To the extent that we become aware that such selling securityholder did not acquire its notes or underlying common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate as an “underwriter” within the meaning of the Securities Act of 1933.
(5)	This selling securityholder has identified itself as a registered broker-dealer and, accordingly, it is, under the interpretations of the Securities and Exchange Commission, an “underwriter” within the meaning of the Securities Act of 1933. Please see “Plan of distribution” for required disclosure regarding these selling securityholders.
(6)	Reserved.
(7)	Context Capital Management, LLC is the investment advisor of AHFP Context. Messrs. Michael S. Rosen and William D. Fertig of Context Capital Management, LLC are the natural persons who have voting and investment power over the securities being offered.
(8)	Alexandra Investment Management, LLC is the investment advisor of Alexandra Global Master Fund Ltd. Mr. Mikhail Filimonov has sole control of Alexandra Investment Management, LLC. As such, Mr. Filimonov is the natural person who has voting and investment control of the securities being offered.
(9)	Context Capital Management, LLC is the investment advisor of Altma Fund SICAV PLC in respect of the Grafton Sub Fund. Messrs. Michael S. Rosen and William D. Fertig of Context Capital Management, LLC are the natural persons who have voting and investment power over the securities being offered.
(10)	Calamos Advisors LLC is the investment advisor of Calamos Market Neutral Income Fund—Calamos Investment Trust. Mr. Nick Calamos has sole control of Calamos Advisors LLC. As such, Mr. Calamos is the natural person who has voting and investment control of the securities being offered.
(11)	Calyon S/A is a wholly-owned subsidiary of Credit Agricole S/A. Credit Agricole S/A is a publicly traded company in France and has voting and investment power over the securities being offered.
(12)	Messrs. Joseph Venn, Andrew Henry and Sybi Czeneszew exercise voting and investment control over the securities being offered.
(13)	Context Capital Management, LLC is the investment advisor of CASAM Context Offshore Advantage Fund Limited. Messrs. Michael S. Rosen and William D. Fertig of Context Capital Management, LLC are the natural persons who have voting and investment power over the securities being offered.

(14)	Mr. Phil Dumas has dispositive power over the securities being offered.
(15)	As investment manager under a management agreement, Castle Creek Arbitrage LLC may exercise dispositive and voting power with respect to the securities owned by CC Arbitrage Ltd. Castle Creek Arbitrage LLC disclaims beneficial ownership of such securities. Messrs. Daniel Asher and Allan Weine are the managing members of Castle Creek Arbitrage LLC. Messrs. Asher and Weine disclaim beneficial ownership of the securities owned by CC Arbitrage Ltd.
(16)	CNH Partners, LLC is investment advisor of CNH CA Master Account L.P. and has voting and investment power over the securities being offered. Investment principals for the advisor are Messrs. Robert Krail, Mark Mitchell and Todd Pulvino.
(17)	Context Capital Management, LLC is the investment advisor of Context Advantage Master Fund, L.P. Messrs. Michael S. Rosen and William D. Fertig of Context Capital Management, LLC are the natural persons who have voting and investment power over the securities being offered.
(18)	Messrs. Alan Smith, Blair Gauld, Dennis Hunter, Jim Rogers and Ms. Karla Bodden exercise voting and investment control over the securities being offered.
(19)	Context Capital Management, LLC is the investment advisor of Finch Tactical Plus Class B. Messrs. Michael S. Rosen and William D. Fertig of Context Capital Management, LLC are the natural persons who have voting and investment power over the securities being offered.
(20)	Mr. Matthew Li is the natural person who has voting and investment control over the securities being offered.
(21)	Includes 169 shares upon conversion of the notes and 167 shares upon conversion of our 2 7/8% Convertible Senior Subordinated Notes due 2016.
(22)	GLG Market Neutral Fund is a publicly owned company listed on the Irish Stock Exchange. GLG Partners LP, an English limited partnership, acts as the investment manager of the fund and has voting and dispositive power over the securities held by the fund. The general partner of GLG Partners LP is GLG Partners Limited, an English limited company. The shareholders of GLG Partners Limited are Messrs. Noam Gottesman, Pierre Lagrange, Jonathan Green, Philippe Jabre and Lehman Brothers (Cayman) Limited, a subsidiary of Lehman Brothers Holdings, Inc., a publicly-held entity. The managing directors of GLG Partners Limited are Messrs. Noam Gottesman, Pierre Lagrange and Emmanual Roman and, as a result, each has voting and dispositive power over the securities held by the fund. GLG Partners LP, GLG Partners Limited, Messrs. Noam Gottesman, Pierre Lagrange and Emmanual Roman disclaim beneficial ownership of the securities held by the fund, except for their pecuniary interest therein.
(23)	Oz Management, LLC is investment manager to Goldman Sachs & Co. Profit Sharing Master Trust and has voting and investment power over the securities being offered. Mr. Daniel S. Och, as senior managing member of Oz Management, LLC, may be deemed to have voting and investment control of the securities being offered.
(24)	Includes 814 shares upon conversion of the notes and 4,867 shares upon conversion of our 2 7/8% Convertible Senior Subordinated Notes due 2016.
(25)	Reserved.

(26)	Highbridge Capital Management, LLC is the trading manager of Highbridge Convertible Arbitrage Master Fund, L.P. and has voting control and investment discretion over the securities held by Highbridge Convertible Arbitrage Master Fund, L.P. Messrs. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge Convertible Arbitrage Master Fund, L.P. Each of Highbridge Capital Management, LLC, Mr. Dubin and Mr. Swieca disclaims beneficial ownership of the securities held by Highbridge Convertible Arbitrage Master Fund, L.P.
(27)	Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Messrs. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC, Mr. Dubin and Mr. Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.
(28)	Context Capital Management, LLC is the investment advisor of Institutional Benchmarks Series (Master Feeder) Limited in respect of Alcor series. Messrs. Michael S. Rosen and William D. Fertig of Context Capital Management, LLC are the natural persons who have voting and investment power over the securities being offered.
(29)	Jefferies & Company is a reporting company under the Exchange Act.
(30)	Includes 322,274 shares upon conversion of the notes and 43,333 shares upon conversion of our 2 7/8% Convertible Senior Subordinated Notes due 2016.
(31)	KBC Financial Products USA Inc. has sole voting and dispositive power over the securities being offered. KBC Financial Products USA Inc. is a direct wholly-owned subsidiary of KBC Financial Holdings, Inc., which in turn is a direct wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Group N.V., a publicly traded entity.
(32)	Context Capital Management, LLC is the investment advisor of Lyxor/Context Fund LTD. Messrs. Michael S. Rosen and William D. Fertig of Context Capital Management, LLC are the natural persons who have voting and investment power over the securities being offered.
(33)	Oz Management, LLC is investment manager to Oz Special Funding (OZMD) LP and has sole voting and dispositive power over the securities being offered. Mr. Daniel S. Och, as senior managing member of Oz Management, LLC, may be deemed to have voting and investment control of the securities being offered.
(34)	Includes 67,033 shares upon conversion of the notes and 395,133 shares upon conversion of our 2 7/8% Convertible Senior Subordinated Notes due 2016.
(35)	Mr. Mark Hudoff has voting and investment power over the securities being offered.
(36)	Ramius Capital Group, L.L.C. (“Ramius Capital”) is the investment adviser of RCG Latitude Master Fund, Ltd. (“Latitude”) and consequently has voting control and investment discretion over securities held by Latitude. Ramius Capital disclaims beneficial ownership of the shares held by Latitude. Messrs. Peter A Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Star, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.

(37)	Ramius Capital Group, L.L.C. (“Ramius Capital”) is the investment adviser of RCG PB LTD and consequently has voting control and investment discretion over securities held by RCG PB LTD. Ramius Capital disclaims beneficial ownership of the shares held by RCG PB LTD. Messrs. Peter A Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Star, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.
(38)	Royal Bank of Canada is a publicly held entity and has voting and investment power over the securities being offered.
(39)	Pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC a Delaware limited liability company (“SAC Capital Advisors”), and S.A.C. Capital Management, LLC, a Delaware limited liability company (“SAC Capital Management”) share all investment and voting power with respect to the securities being offered by S.A.C. Arbitrage Fund, LLC. Mr. Steven A. Cohen controls both SAC Capital Advisors and SAC Capital Management. Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of any of the securities being offered.
(40)	Satellite Asset Management, L.P. (“SAM”) is the discretionary investment manager of Satellite Convertible Arbitrage Master Fund LLC. The controlling entity of SAM is Satellite Fund Management, LLC (“SFM”). The managing members of SFM are Messrs. Lief Rosenblatt, Mark Sonnino and Gabe Nechamkin. SAM, SFM and Messrs. Rosenblatt, Sonnino and Nechamkin disclaim beneficial ownership of the securities.
(41)	Mr. Richard Simpson, on behalf of UBS AG London, exercises voting and investment power over the securities being offered.
(42)	Includes 50,885 shares upon conversion of the notes and 58,006 shares of common stock currently owned. Does not include fixed income positions and equity options.
(43)	UBS Securities LLC is a publicly held entity. Mr. John DiBacco, on behalf of UBS Securities LLC, exercises voting and investment power over the securities being offered.
(44)	Includes 8,480 shares upon conversion of the notes and 129,261 shares of common stock currently owned. Does not include fixed income positions and equity options.
(45)	Reserved.
(46)	Mr. Shawn Bergerson is the natural person who exercises voting and investment power over the securities being offered.
(47)	Includes 25,510 shares upon conversion of the notes and 99,800 shares upon conversion of our 2 7/8% Convertible Senior Subordinated Notes due 2016.

(48)	Mr. Shawn Bergerson is the natural person who exercises voting and investment power over the securities being offered.
(49)	Includes 42,336 shares upon conversion of the notes and 166,866 shares upon conversion of our 2 7/8% Convertible Senior Subordinated Notes due 2016.
(50)	Context Capital Management, LLC is the investment advisor of Worldwide Transactions Limited. Messrs. Michael S. Rosen and William D. Fertig of Context Capital Management, LLC are the natural persons who have voting and investment power over the securities being offered.
(51)	Ramius Capital Group, L.L.C. (“Ramius Capital”) is the investment adviser of Xavex Convertible Arbitrage 5 (“Xavex”) and consequently has voting control and investment discretion over securities held by Xavex. Ramius Capital disclaims beneficial ownership of the shares held by Xavex. Messrs. Peter A Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Star, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.
(52)	Mr. Mark Hudoff has voting and investment power over the securities being offered.
(53)	Polygon Investment Partner LLP , Polygon Investment Partners LP, Polygon Investments Ltd., Mr. Alexander E. Jackson, Mr. Reade E. Griffith, and Mr. Patrick G. G. Dear share voting and dispositive power over the securities held by Polygon Global Opportunities Master Fund. Polygon Investment Partner LLP , Polygon Investment Partners LP, Polygon Investments Ltd., Mr. Jackson, Mr. Griffith, and Mr. Dear disclaim beneficial ownership of the securities held by Polygon Global Opportunities Master Fund.
(54)	Information about other selling securityholders will be set forth in an amendment to the registration statement, of which this prospectus is a part, or a supplement to this prospectus, as required by law. Assumes that any other holders of notes, or their future transferees, pledgees or donees or their successors, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

Plan of distribution

We will not receive any of the proceeds of the sale of the notes and the underlying common stock offered by this prospectus. The aggregate proceeds to the selling securityholders will be the purchase price of the notes less any discounts and commissions. The notes and the underlying common stock may be sold from time to time to purchasers:

•	directly by the selling securityholders; or

•

through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying common stock.

Each selling securityholder reserves the right to accept and, together with its agents, to reject, any proposed purchases of notes or common stock to be made directly or through agents.

The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. These discounts, commissions or concessions may be in excess of those customary in the types of transactions involved. If the selling securityholders are deemed to be underwriters, the selling securityholders may be subject to certain statutory liabilities as underwriters under the Securities Act and the Exchange Act.

If the notes and the underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The notes and the underlying common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•

on any national securities exchange or quotation service on which the notes and underlying common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the notes and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and the underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and the underlying common stock short and deliver notes and the underlying common stock to close out short positions, or loan or pledge notes and the underlying common stock to broker-dealers that in turn may sell the notes and the underlying common stock.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders. We cannot assure you that any selling securityholder will sell any or all of the notes or the underlying common stock offered by them pursuant to this prospectus. Any notes or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, we cannot assure you that any selling securityholder will not transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus.

Our common stock trades on the New York Stock Exchange under the symbol “HW.” We do not intend to apply for listing of the notes on any securities exchange or for quotation through the Nasdaq National Market. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the notes.

The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.

Any selling securityholder who is a “broker-dealer” may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act. To our knowledge, Calyon S/A, Canadian Imperial Holdings Inc., CC Arbitrage, Ltd., Jefferies & Company, Inc., KBC Financial Products USA Inc., Lyxor/Context Fund LTD, RCG Latitude Master Fund, Ltd., RCG PB LTD, Royal Bank of Canada, UBS AG London FBO WCBP, UBS Securities LLC and Xavex Convertible Arbitrage 5 are the only selling securityholders that are registered broker-dealers or are affiliated with registered broker-dealers. We do not have a material relationship with any of these broker-dealers, and none of these entities has the right to designate or nominate a member or members of our board of directors.

Pursuant to the registration rights agreement that has been incorporated by reference as an exhibit to this registration statement, we and the selling securityholders will each indemnify the other against specified liabilities, including liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

Legal matters

The validity of notes and common stock offered by this prospectus and the enforceability of our obligations under the notes are being passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, San Francisco, California and New York, New York.

Experts

The consolidated financial statements of Headwaters Incorporated appearing in Headwaters Incorporated’s Annual Report (Form 10-K) for the year ended September 30, 2006 and Headwaters Incorporated management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Where you can find more information

We file annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any materials we file with the Commission at the Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on its public reference room. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

We have filed with the Commission a registration statement that contains this prospectus on Form S-3 under the Securities Act of 1933. The registration statement relates to the notes and the common stock issuable on conversion of the notes offered by the selling securityholders. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to the Company, the notes and the common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the Commission, as described in the preceding paragraph.

Documents incorporated by reference

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed. The documents that we have filed with the Commission (Commission File No. 1-32459) that we incorporate by reference are:

•

Our Annual Report on Form 10-K for the fiscal year ended September 30, 2006, including information specifically incorporated by reference into our Form 10-K from our Proxy Statement for our Annual Meeting of Stockholders to be held on February 27, 2007.

•	Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2006.

•

Our Current Reports on Form 8-K filed on October 3, 2006, November 7, 2006, December 6, 2006, January 16, 2007, January 17, 2007, January 22, 2007, and January 30, 2007 (excluding the information furnished in Items 2.02 and 7.01, which is not deemed filed and which is not incorporated by reference herein).

•	Our Current Report on Form 8-K/A filed on March 26, 2007.

•	The description of our common stock contained in our amended Annual Report on Form 10-K/A, filed with the SEC on April 24, 1996.

We are also incorporating by reference the documents that we file with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and termination of the offering of the New Securities contemplated hereby.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and number:

Investor Relations

Headwaters Incorporated

10653 South River Front Parkway, Suite 300

South Jordan, UT 84095

(801) 984-9400

Annex A

Headwaters Incorporated

Form of Selling Securityholder Notice and Questionnaire

The undersigned beneficial holder of 2.50% Convertible Senior Subordinated Notes due 2014 (the “Notes”) of Headwaters Incorporated (the “Company”) and/or common stock, par value $.001 per share, issued or issuable upon conversion of the Notes (the “Registrable Securities”) understands that the Company has filed or intends to file with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (the “Shelf Registration Statement”) for the registration and resale under Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), of the Registrable Securities, in accordance with the terms of the registration rights agreement, to be dated as of January 22, 2007 (the “Registration Rights Agreement”), among the Company and the Initial Purchasers named therein. A copy of the Registration Rights Agreement is available from the Company upon request at the address set forth below. All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Registration Rights Agreement.

Each beneficial holder of Registrable Securities, including beneficial holders of Notes convertible into Registrable Securities (each a “beneficial owner”), is entitled to the benefits of the Registration Rights Agreement. In order to sell or otherwise dispose of any Registrable Securities pursuant to the Shelf Registration Statement, a beneficial owner of Registrable Securities generally will be required to be named as a selling securityholder in the related prospectus, deliver a prospectus to purchasers of Registrable Securities and be bound by those provisions of the Registration Rights Agreement applicable to such beneficial owner (including certain indemnification provisions as described below). Beneficial owners that do not complete this Notice and Questionnaire and deliver it to the Company as provided below will not be named as selling securityholders in the prospectus and therefore will not be permitted to sell any Registrable Securities pursuant to the Shelf Registration Statement. Beneficial owners are encouraged to complete and deliver this Notice and Questionnaire prior to the effectiveness of the Shelf Registration Statement so that such beneficial owners may be named as selling securityholders in the related prospectus at the time of effectiveness. Upon receipt of a completed Notice and Questionnaire from a beneficial owner following the effectiveness of the Shelf Registration Statement, the Company will, within 10 business days after such receipt, file such amendments to the Shelf Registration Statement or supplements to the related prospectus as are necessary to permit such holder to deliver such prospectus to purchasers of Registrable Securities. The Company has agreed to pay additional amounts pursuant to the Registration Rights Agreement under certain circumstances set forth therein.

Certain legal consequences arise from being named as a selling securityholder in the Shelf Registration Statement and the related prospectus. Accordingly, holders and beneficial owners of Registrable Securities are advised to consult their own securities law counsel regarding the consequences of being named or not being named as a selling securityholder in the Shelf Registration Statement and the related prospectus.

Notice

The undersigned beneficial owner (the “Selling Securityholder”) of Registrable Securities hereby gives notice to the Company of its intention to sell or otherwise dispose of Registrable Securities beneficially owned by it and listed below in Item 3 (unless otherwise specified under such Item 3) pursuant to the Shelf Registration Statement. The undersigned, by signing and returning this Notice and Questionnaire, understands that it will be bound by the terms and conditions of this Notice and Questionnaire and the Registration Rights Agreement.

Pursuant to the Registration Rights Agreement, the undersigned has agreed to indemnify and hold harmless the Company’s directors and officers and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from and against certain losses arising in connection with statements concerning the undersigned made in the Company’s Shelf Registration Statement or the related prospectus in reliance upon the information provided in this Notice and Questionnaire.

If the Selling Securityholder transfers all or any portion of the Registrable Securities listed in Item 3 below after the date on which such information is provided to the Company, the Selling Securityholder agrees to notify the transferee(s) at the time of the transfer of its rights and obligations under this Notice and Questionnaire and the Registration Rights Agreement.

Questionnaire

Please respond to every item, even if your response is “none” or “not applicable.” If you need more space for any response, please attach additional sheets of paper. Please be sure to indicate your name and the number of the item being responded to on each such additional sheet of paper, and to sign each such additional sheet of paper before attaching it to this Questionnaire. Please note that you may be asked to answer additional questions depending on your responses to the following questions.

If you have any questions about the contents of this Questionnaire or who should complete this Questionnaire, please contact the Corporate Counsel of the Company at telephone number: 801/984-9400.

The undersigned hereby provides the following information to the Company and represents and warrants that such information is accurate and complete:

1.	Your Identity and Background as the Beneficial Owner of the Registrable Securities.

(a)	Your full legal name:

(b)	Your business address (including street address) (or residence if no business address), telephone number and facsimile number:

Address:

Telephone No.:

Fax No.:

(c)	Are you a broker-dealer registered pursuant to Section 15 of the Exchange Act?

☐ Yes

☐ No

(d)	If your response to Item 1(c) above is no, are you an “affiliate” of a broker-dealer registered pursuant to Section 15 of the Exchange Act?

☐ Yes

☐ No

For the purposes of this Item 1(d), an “affiliate” of a registered broker-dealer includes any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such broker-dealer, and does not include any individuals employed by such broker-dealer or its affiliates.

(e)	Full legal name of person through which you hold the Registrable Securities—(i.e., name of your broker or the DTC participant, if applicable, through which your Registrable Securities are held):

Name of Broker:

DTC No.:

Contact person:

Telephone No.:

2.	Your Relationship with the Company.

(a)	Have you or any of your affiliates, officers, directors or principal equity holders (owners of 5% or more of the equity securities of the undersigned) held any position or office or have you had any other material relationship with the Company (or its predecessors or affiliates) within the past three years?

☐ Yes

☐ No

(b)	If your response to Item 2(a) above is yes, please state the nature and duration of your relationship with the Company:

3.	Your Interest in the Registrable Securities.

(a)	State the type and aggregate amount of Registrable Securities beneficially owned by you:

State the CUSIP No(s). of such Registrable Securities beneficially owned by you:

State the amount of such Registrable Securities, if any, that you have previously reported to the Company using this form of Questionnaire:

(b)	Other than as set forth in your response to Item 3(a) above, do you beneficially own any other securities of the Company?

☐ Yes

☐ No

(c)	If your answer to Item 3(b) above is yes, state the type, the aggregate amount and CUSIP No. of such other securities of the Company beneficially owned by you:

Type:

Aggregate amount:

CUSIP No.:

(d)	Did you acquire the securities listed in Item 3(a) above in the ordinary course of business?

☐ Yes.

☐ No.

(e)	At the time of your purchase of the securities listed in Item 3(a) above, did you have any agreements or understandings, direct or indirect, with any person to distribute the securities?

☐ Yes

☐ No

(f)	If your response to Item 3(e) above is yes, please describe such agreements or understandings:

4.	Nature of your Beneficial Ownership. You must fully complete (a), (b) or (c) below.

(a)	Check if the beneficial owner set forth in your response to Item 1(a) is any of the below:

(i) A reporting company under the Exchange Act. ☐

(ii) A majority owned subsidiary of a reporting company under the Exchange Act. ☐

(iii) A registered investment fund under the 1940 Act. ☐

(b)	If the beneficial owner of the Registrable Securities set forth in your response to Item 1(a) above is a limited partnership, state the names of the general partners of such limited partnership:

(i) With respect to each general partner listed in Item 4(b) above who is not a natural person and is not publicly-held, name each shareholder (or holder of partnership interests, if applicable) of such general partner. If any of these named shareholders are not natural persons or publicly-held entities, please provide the same information. This process should be repeated until you reach natural persons or a publicly-held entity.

(c)	Name your controlling shareholder(s) (the “Controlling Entity”). If the Controlling Entity is not a natural person and is not a publicly-held entity, name each shareholder of such Controlling Entity. If any of these named shareholders are not natural persons or publicly-held entities, please provide the same information. This process should be repeated until you reach natural persons or a publicly-held entity.

(i) (A) Full legal name of Controlling Entity(ies) or natural person(s) who have sole or shared voting or dispositive power over the Registrable Securities:

(B) Business address (including street address) (or residence if no business address), telephone number and facsimile number of such person(s):

Address:

Telephone No.:

Fax No.:

(C) Name of shareholders:

(ii)	(A) Full legal name of Controlling Entity(ies):

(B) Business address (including street address) (or residence if no business address), telephone number and facsimile number of such person(s):

Address:

Telephone No.:

Fax No.:

(iii)	Name of shareholders:

5.	Plan of Distribution.

Except as set forth below, the undersigned (including its donees or pledgees) intends to distribute the Registrable Securities listed above in Item 3 pursuant to the Shelf Registration Statement only as follows (if at all): The notes and the common stock issuable upon conversion of the notes may be sold or otherwise distributed in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sales or other distributions may be completed in transactions (which may involve block or cross transactions):

•	on any national securities exchange or quotation service on which the notes or the common stock issuable upon conversion of the notes are listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	in purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	through the writing of options (including the issuance by the selling security holders of derivative securities);

•	pursuant to Rule 144;

•	in a combination of any such methods of sale; or

•	in any other method permitted pursuant to applicable law.

In connection with sales of the notes and the common stock issuable upon conversion of the notes, the selling security holders may:

•	enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging positions they assume;

•	sell the securities short;

•	loan or pledge the securities to broker-dealers or other financial institutions that in turn may sell the securities;

•

enter into option or other transactions with broker-dealers or other financial institutions that require the delivery by the selling security holders of notes or the common stock issuable upon conversion of the notes, which the broker-dealer or other financial institution may resell pursuant to this prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

State any exceptions here:

Note: In no event will such method(s) of distribution take the form of an underwritten offering of the Registrable Securities without the prior written agreement of the Company.

The undersigned acknowledges its obligation to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M thereunder (or any successor rules or regulations), in connection with any offering of Registrable Securities pursuant to the Registration Rights Agreement. The undersigned agrees that neither it nor any person acting on its behalf will engage in any transaction in violation of such provisions.

The undersigned beneficial owner and selling securityholder hereby acknowledges its obligations under the Registration Rights Agreement to indemnify and hold harmless certain persons as set forth therein. Pursuant to the Registration Rights Agreement, the Company has agreed under certain circumstances to indemnify the undersigned beneficial owner and selling securityholder against certain liabilities.

In accordance with the undersigned’s obligation under the Registration Rights Agreement to provide such information as may be required by law for inclusion in the Shelf Registration Statement, the undersigned agrees to promptly notify the Company of any inaccuracies or changes in the information provided herein that may occur subsequent to the date hereof at any time while the Shelf Registration Statement remains effective.

All notices to the beneficial owner hereunder and pursuant to the Registration Rights Agreement shall be made in writing to the undersigned at the address set forth in Item 1(b) of this Notice and Questionnaire.

By signing below, the undersigned acknowledges that it is the beneficial owner of the Registrable Securities set forth herein, represents that the information provided herein is accurate, consents to the disclosure of the information contained in this Notice and Questionnaire and the inclusion of such information in the Shelf Registration Statement and the related prospectus. The undersigned understands that such information will be relied upon by the Company in connection with the preparation or amendment of the Shelf Registration Statement and the related prospectus.

Once this Notice and Questionnaire is executed by the undersigned beneficial owner and received by the Company, the terms of this Notice and Questionnaire, and the representations and warranties contained herein, shall be binding on, shall inure to the benefit of and shall be enforceable by the respective successors, heirs, personal representatives and assigns of the Company and the undersigned beneficial owner. This Notice and Questionnaire shall be governed in all respects by the laws of the State of New York, without giving effect to rules governing the conflict of laws.

IN WITNESS WHEREOF, the undersigned, by authority duly given, has caused this Notice and Questionnaire to be executed and delivered either in person or by its duly authorized agent.

NAME OF BENEFICIAL OWNER:

(Please Print)

Signature:

Date:

PLEASE RETURN THE COMPLETED AND EXECUTED NOTICE AND

QUESTIONNAIRE TO HEADWATERS INCORPORATED AS FOLLOWS:

Headwaters Incorporated

10653 South River Front Parkway, Suite 300

South Jordan, Utah 84095

Attention: Harlan M. Hatfield, General Counsel

with a faxed copy to:

Pillsbury Winthrop Shaw Pittman LLP

50 Fremont Street

San Francisco, CA 94105

Facsimile: (415) 983-1200

Attention: Linda C. Williams

PART II

Information not required in prospectus

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the various expenses payable by the registrant in connection with the sale and distribution of the securities being registered hereby. Normal commission expenses and brokerage fees are payable individually by the selling securityholders. All amounts are estimated except the SEC registration fee.

Amount
SEC registration fee	$4,912
Printing costs	2,000
Accounting fees and expenses	10,000
Legal fees and expenses	30,000
Trustee and Transfer Agent fees and expenses	10,000
Miscellaneous	5,000

Total	$61,912

Item 15.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person, including an officer and director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such cooperation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter herein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

Article VII of the registrant’s certificate of incorporation exonerates the Registrant’s directors from personal liability for monetary damages for breach of the fiduciary duty of care as a director, except for any breach of the directors’ duty of loyalty for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, for any improper declaration of dividends or for any transaction from which the director derived an improper personal benefit. Article VII does not eliminate a stockholder’s right to seek non-monetary, equitable remedies, such as an injunction or rescission, to redress an action taken by the directors. However, as a practical matter, equitable remedies may not be available in all situations, and there may be instances in which no effective remedy is available.

The registrant maintains directors’ and officers’ liability insurance policies. The registrant has entered into contracts with its directors and executive officers providing for indemnification of the registrant’s officers and directors to the fullest extent permitted by applicable law.

Item 16.	Exhibits

Exhibit Number	Description of Document
4.1	Indenture, dated as of January 22, 2007, between the registrant and Wells Fargo Bank, N.A., including the form of Note. Incorporated by reference to Exhibit 4.1 filed with Headwaters’ Current Report on Form 8-K, filed January 22, 2007.

4.2	Registration Rights Agreement, dated as of January 22, 2007, among the registrant and J.P. Morgan Securities Inc., Deutsche Bank Securities Inc., Morgan Stanley & Co. Incorporated, Canaccord Adams Inc., Stephens Inc. and Wedbush Morgan Securities, Inc. Incorporated by reference to Exhibit 4.2 filed with Headwaters’ Current Report on Form 8-K, filed January 22, 2007.

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

8.1	Tax Opinion of Pillsbury Winthrop Shaw Pittman LLP.

12.1	Computation of Ratios of Earnings to Fixed Charges. Incorporated by reference to Exhibit 12.1 filed with Headwaters’ Quarterly Report on Form 10-Q, for the quarter ended December 31, 2006.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in its opinions filed as Exhibits 5.1 and 8.1 to this Registration Statement).

24.1	Power of Attorney (see page II-5).

25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of a Corporation Designated to Act as a Trustee on Form T-1.

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining any liability under the Securities Act to any purchaser,

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Jordan, State of Utah, on April 16, 2007.

HEADWATERS INCORPORATED

By	/s/ KIRK A. BENSON
Kirk A. Benson
Chairman and Chief Executive Officer

Power of attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Kirk A. Benson, Scott K. Sorensen, and Harlan M. Hatfield, and each of them individually, with full power of substitution and resubstitution, his or her true and lawful attorney-in-fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-3 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, in connection with the registration under the Securities Act of 1933, of securities of the Registrant, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney. This Power of Attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ KIRK A. BENSON Kirk A. Benson	Director and Chief Executive Officer (Principal Executive Officer)	April 16, 2007

/s/ SCOTT K. SORENSEN Scott K. Sorensen	Chief Financial Officer (Principal Financial and Accounting Officer)	April 16, 2007

/s/ JAMES A. HERICKHOFF James A. Herickhoff	Director	April 16, 2007

/s/ RAYMOND J. WELLER Raymond J. Weller	Director	April 16, 2007

/s/ E. J. “JAKE” GARN E. J. “Jake” Garn	Director	April 16, 2007

/s/ R. SAM CHRISTENSEN R. Sam Christensen	Director	April 16, 2007

/s/ WILLIAM S. DICKINSON William S. Dickinson	Director	April 16, 2007

/s/ MALYN K. MALQUIST Malyn K. Malquist	Director	April 16, 2007

/s/ BLAKE O. FISHER, JR. Blake O. Fisher, Jr.	Director	April 16, 2007

Exhibit index

Exhibit Number	Description of Document
4.1

Indenture, dated as of January 22, 2007, between the registrant and Wells Fargo Bank,

N.A., including the form of Note. Incorporated by reference to Exhibit 4.1 filed with Headwaters’ Current Report on Form 8-K, filed January 22, 2007.

4.2

Registration Rights Agreement, dated as of January 22, 2007, among the registrant and

J.P. Morgan Securities Inc., Deutsche Bank Securities Inc., Morgan Stanley & Co. Incorporated, Canaccord Adams Inc., Stephens Inc. and Wedbush Morgan Securities,

Inc. Incorporated by reference to Exhibit 4.2 filed with Headwaters’ Current Report on Form 8-K, filed January 22, 2007.

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

8.1	Tax Opinion of Pillsbury Winthrop Shaw Pittman LLP.

12.1	Computation of Ratios of Earnings to Fixed Charges. Incorporated by reference to Exhibit 12.1 filed with Headwaters’ Quarterly Report on Form 10-Q, for the quarter ended December 31, 2006.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in its opinions filed as Exhibits 5.1 and 8.1 to this Registration Statement).

24.1	Power of Attorney (see page II-5).

25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of a Corporation Designated to Act as a Trustee on Form T-1.